Exhibit 99.1

Note: As discussed below in Item 7 and Note 1 to the consolidated financial statements, this Exhibit 99.1 includes information from National Retail Properties, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”), adjusted to reflect the retrospective application of the following newly adopted accounting standards, each of which became effective January 1, 2009: (1) Financial Accounting Standards Board (“FASB”) Staff Position APB 14-1 (“FSP APB 14-1”), “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement);” (2) Statement of Financial Accounting Standard (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51” (“SFAS 160”) and (3) FSP Emerging Issues Task Force 03-6-1, “Determining whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP 03-6-1”). Also, certain adjustments have been made to account for certain discontinued operations. The information contained in this Exhibit 99.1 does not otherwise reflect events occurring after February 26, 2009 or modify or update the disclosure in the 2008 Form 10-K.

Item 6.  Selected Financial Data

Historical Financial Highlights

(dollars in thousands, except per share data)

	2008 (as adjusted)	2007 (as adjusted)	2006 (as adjusted)	2005 (as adjusted)	2004 (as adjusted)
Gross revenues(1)	$247,352	$208,629	$180,877	$151,831	$133,875
Earnings from continuing operations	97,206	77,351	60,130	46,478	28,017
Earnings including noncontrolling interests	119,971	155,742	184,422	95,559	71,320
Net earnings available to the Company’s stockholders	117,153	154,599	181,800	89,400	64,934
Total assets	2,649,471	2,539,673	1,917,516	1,736,588	1,300,517
Total debt	1,027,391	1,049,154	890,127	861,045	524,241
Total stockholders’ equity	1,566,860	1,417,647	1,109,479	828,087	756,998
Cash dividends declared to:
Common stockholders	110,107	92,989	76,035	69,018	66,272
Series A preferred stock stockholders	-	-	4,376	4,008	4,008
Series B convertible preferred stock stockholders	-	-	419	1,675	1,675
Series C preferred stock stockholders	6,785	6,785	923	-	-
Weighted average common shares:
Basic	74,249,137	66,152,437	57,428,063	52,984,821	51,312,434
Diluted	74,344,231	66,263,980	57,965,508	54,418,806	51,508,138
Per share information:
Earnings from continuing operations:
Basic	$1.21	$1.07	$0.91	$0.79	$0.41
Diluted	1.21	1.06	0.88	0.74	0.41
Net earnings:
Basic	1.48	2.23	3.06	1.61	1.15
Diluted	1.48	2.22	3.03	1.53	1.15
Dividends declared to:
Common stockholders	1.48	1.40	1.32	1.30	1.29
Series A preferred stock stockholders	-	-	2.45625	2.25	2.25
Series B convertible preferred stock stockholders	-	-	41.875	167.50	167.50
Series C preferred stock depositary stockholders	1.84375	1.84375	0.250955	-	-
Other data:
Cash flows provided by (used in):
Operating activities	$236,748	$129,634	$1,676	$19,226	$85,800
Investing activities	(256,304)	(536,717)	(90,099)	(230,783)	(69,963)
Financing activities	(5,317)	432,907	81,864	217,844	(19,225)
Funds from operations – diluted(2)	142,355	121,602	96,416	81,803	73,065

(1) Gross revenues include revenues from NNN’s continuing and discontinued operations. In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” NNN has classified the revenues related to (i) all Investment Properties that were sold and leasehold interest which expired, (ii) all Inventory Properties which generated revenues prior to disposition, and (iii) all Investment and Inventory Properties which generated revenue and were held for sale at December 31, 2008, as discontinued operations.

(2) The National Association of Real Estate Investment Trusts (“NAREIT”) developed Funds from Operations (“FFO”) as a relative non-GAAP financial measure of performance of a REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT and is used by NNN as follows: net earnings (computed in accordance with GAAP) plus depreciation and amortization of assets unique to the real estate industry, excluding gains (or including losses) on the disposition of Investment Assets and NNN’s share of these items from NNN’s unconsolidated partnerships and joint ventures.

FFO is generally considered by industry analysts to be the most appropriate measure of operating performance of real estate companies. FFO does not necessarily represent cash provided by operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of NNN’s operating performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers FFO an appropriate measure of operating performance of an equity REIT because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as an operating performance measure. NNN’s computation of FFO may differ from the methodology for calculating FFO used by other equity REITs, and therefore, may not be comparable to such other REITs.

NNN has earnings from discontinued operations in each of its segments, investment assets and inventory assets, real estate held for investment and real estate held for sale. All property dispositions from NNN’s investment segment are classified as discontinued operations. In addition, certain properties in NNN’s inventory segment that have generated revenues before disposition are classified as discontinued operations. These inventory properties have not historically been classified as discontinued operations, therefore, prior period comparable consolidated financial statements have been restated to include these properties in its earnings from discontinued operations. These adjustments resulted in a decrease in NNN’s reported total revenues and total and per share earnings from continuing operations and an increase in NNN’s earnings from discontinued operations. However, NNN’s total and per share net earnings available to common stockholders is not affected.

The following table reconciles FFO to their most directly comparable GAAP measure, net earnings for the years ended December 31 (as adjusted):

	2008	2007	2006	2005	2004
Reconciliation of funds from operations:
Net earnings available to the Company’s stockholders	$117,153	$154,599	$181,800	$89,400	$64,934
Real estate depreciation and amortization:
Continuing operations	41,275	29,235	19,543	13,606	10,392
Discontinued operations	515	1,147	2,876	6,801	5,323
Partnership/joint venture real estate depreciation	177	31	463	606	622
Partnership gain on sale of asset	-	-	(262)	-	-
Gain on disposition of equity investment	-	-	(11,373)	-	-
Gain on disposition of investment assets	(9,980)	(56,625)	(91,332)	(9,816)	(2,523)
Extraordinary gain	-	-	-	(14,786)	-

FFO	149,140	128,387	101,715	85,811	78,748
Series A preferred stock dividends (1)	-	-	(4,376)	(4,008)	(4,008)
Series B convertible preferred stock dividends (1)	-	-	(419)	(1,675)	(1,675)
Series C preferred stock dividends	(6,785)	(6,785)	(923)	-	-

FFO available to common stockholders – basic	142,355	121,602	95,997	80,128	73,065
Series B convertible preferred stock dividends, if dilutive	-	-	419	1,675	-

FFO available to common stockholders – diluted	$142,355	$121,602	$96,416	$81,803	$73,065

(1) The Series A and Series B preferred stock issuances are no longer outstanding.

For a discussion of material events affecting the comparability of the information reflected in the selected financial data, refer to “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with Item 6. “Selected Financial Data,” and the consolidated financial statements and related notes included elsewhere in the Company’s 2008 Annual Report on Form 10-K, and the forward-looking disclaimer language in italics before Item 1. “Business” of the Company’s 2008 Annual Report on Form 10-K.

The term “NNN” or the “Company” refers to National Retail Properties, Inc. and all of its consolidated subsidiaries. NNN has elected to treat certain subsidiaries as taxable real estate investment trust (“REIT”) subsidiaries. These subsidiaries and their majority owned and controlled subsidiaries are collectively referred to as the “TRS.”

Overview

NNN’s operations are divided into two primary business segments: (i) investment assets, including real estate assets and mortgages and notes receivable (including structured finance investments) (collectively, “Investment Assets”), and (ii) inventory real estate assets (“Inventory Assets”). NNN acquires, owns, invests in, manages and develops properties that are leased primarily to retail tenants under long-term net leases (“Investment Properties” or “Investment Portfolio”). The Inventory Assets are operated through the TRS. The TRS, directly and indirectly, through investment interests, primarily owns real estate generally for the purpose of selling the real estate (“Inventory Properties” or “Inventory Portfolio”). The TRS typically owns two types of properties, property for development (“Development Properties” or “Development Portfolio”) and improved properties (“Exchange Properties” or “Exchange Portfolio”).

As of December 31, 2008, NNN owned 1,005 Investment Properties, with an aggregate leasable area of 11,251,000 square feet, located in 44 states. Approximately 97 percent of total properties in NNN’s Investment Portfolio were leased at December 31, 2008. In addition, as of December 31, 2008, NNN’s Investment Assets included $60,472,000 in mortgages and notes receivable (including accrued interest receivable and structured finance investments) and $22,000,000 of commercial mortgage residual interests. As of December 31, 2008, the TRS owned 19 Development Properties (11 completed, one under construction and seven land parcels) and 13 Exchange Properties.

NNN’s management team focuses on certain key indicators to evaluate the financial condition and operating performance of NNN. The key indicators for NNN include items such as: the composition of NNN’s Investment Portfolio and structured finance investments (such as tenant, geographic and line of trade diversification), the occupancy rate of NNN’s Investment Portfolio, certain financial performance ratios and profitability measures, and industry trends and performance compared to that of NNN.

NNN continues to maintain its diversification by tenant, geography and line of trade. NNN’s largest lines of trade concentration are the convenience store and restaurant sectors. These sectors represent a large part of the freestanding retail property marketplace which NNN believes represents an area of attractive investment opportunity. However, any financial hardship within these sectors could have a growing adverse effect on the financial condition and operating performance of NNN. NNN has some geographic concentration in the south and southeast which NNN believes are generally areas of above average population growth.

NNN formed a joint venture with an institutional investor in September 2007, in which NNN owns a 15 percent equity interest. The joint venture owns real estate assets leased to convenience store operators.

During the years ended December 31, 2008, 2007 and 2006, occupancy of the Investment Portfolio has averaged approximately 97 to 98 percent. The Investment Portfolio’s average remaining lease term of 13 years has remained fairly constant over the past three years which, coupled with its net lease structure, provide enhanced probability of maintaining occupancy and operating earnings.

The poor current economic environment has made it more difficult and more expensive to obtain debt and equity capital, which will likely reduce the pace of investments in new acquisitions or developments as well as the volume of dispositions. Additionally, the poor economic and retail environment will result in more retailers filing for bankruptcy, which may have an adverse impact on NNN’s occupancy.

Critical Accounting Policies and Estimates

The preparation of NNN’s consolidated financial statements in conformance with accounting principles generally accepted in the United States of America requires management to make estimates and judgments on assumptions that affect the reported amounts of assets, liabilities, revenues and expenses as well as other disclosures in the financial statements. On an ongoing basis, management evaluates its estimates and judgments; however, actual results may differ from these estimates and assumptions, which in turn could have a material impact on NNN’s financial statements. A summary of NNN’s accounting policies and procedures are included in Note 1 of NNN’s consolidated financial statements. Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of NNN’s consolidated financial statements.

Real Estate – Investment Portfolio. NNN records the acquisition of real estate at cost, including acquisition and closing costs. The cost of properties developed by NNN includes direct and indirect costs of construction, property taxes, interest and other miscellaneous costs incurred during the development period until the project is substantially complete and available for occupancy.

Purchase Accounting for Acquisition of Real Estate Subject to a Lease. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS 141”), the fair value of the real estate acquired with in-place leases is allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, value of in-place leases, and value of tenant relationships, based in each case on their relative fair values.

Real estate is generally leased to tenants on a net lease basis, whereby the tenant is responsible for operating expenses relating to the property, generally including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the operating or the direct financing method. Such methods are described below:

Operating method – Leases accounted for using the operating method are recorded at the cost of the real estate. Revenue is recognized as rentals are earned and expenses (including depreciation) are charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives. Leasehold interests are amortized on the straight-line method over the terms of their respective leases. When scheduled rental revenue varies during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease. Accrued rental income is the aggregate difference between the scheduled rents which vary during the lease term and the income recognized on a straight-line basis.

Direct financing method – Leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the property). Unearned income is deferred and amortized into income over the lease terms so as to produce a constant periodic rate of return on NNN’s net investment in the leases.

Real Estate – Inventory Portfolio. The TRS acquires and/or develops and owns properties for the purpose of resale. The properties that are classified as held for sale at any given time may consist of properties that have been acquired in the marketplace with the intent to sell and properties that have been, or are currently being, constructed by the TRS. The TRS records the acquisition of the real estate at cost, including the acquisition and closing costs. The cost of the real estate developed by the TRS also includes direct and indirect costs of construction, interest and other miscellaneous costs incurred during the development period until the project is substantially complete and available for occupancy. Real estate held for sale is not depreciated.

Impairment – Real Estate. Management periodically assesses its real estate for possible impairment whenever events or changes in certain circumstances indicate that the carrying value of the asset may not be recoverable through operations. Management determines whether an impairment in value has occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the real estate, with the carrying cost of the individual asset. If an impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value.

Commercial Mortgage Residual Interest at Fair Value. Commercial mortgage residual interests, classified as available for sale, are reported at their market values with unrealized gains and losses reported as other comprehensive income in stockholders’ equity. The commercial mortgage residual interests were acquired in connection with the acquisition of 78.9 percent equity interest of Orange Avenue Mortgage Investments, Inc. (“OAMI”). NNN recognizes the excess of all cash flows attributable to the commercial mortgage residual interests estimated at the acquisition/transaction date over the initial investment (the accretable yield) as interest income over the life of the beneficial interest using the effective yield method. Losses are considered other than temporary valuation impairments if and when there has been a change in the timing or amount of estimated cash flows, exclusive of changes in interest rates, that leads to a loss in value. Certain of the commercial mortgage residual interests were pledged as security for a note payable which was repaid in February 2008.

Revenue Recognition. Rental revenues for non-development real estate assets are recognized when earned in accordance with SFAS 13, “Accounting for Leases,” based on the terms of the lease at the time of acquisition of the leased asset. Rental revenues for properties under construction commence upon completion of construction of the leased asset and delivery of the leased asset to the tenant.

Adoption of New Accounting Standards with change in Accounting Principles. Effective January 1, 2009, NNN adopted the Financial Accounting Standards Board (“FASB”) Staff Position APB 14-1 (“FSP APB 14-1”), “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The standard requires the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) to be separately accounted for in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 requires the debt component to be recorded based upon the estimated fair value of similar non-convertible debt. The resulting debt discount is to be amortized over the period during which the debt is expected to be outstanding as additional non-cash interest expense.

Effective January 1, 2009, NNN implemented SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51” (“SFAS 160”), which requires noncontrolling interests, previously called minority interest, to be presented as a component of equity. In addition, SFAS 160 requires disclosure on the face of the consolidated statement of earnings of the amounts of consolidated net income attributable to the parent and to the noncontrolling interests. SFAS 160 was applied prospectively with the exception of presentation and disclosure requirements, which were applied retrospectively for all periods presented. The adoption of SFAS 160 did not have a material impact on NNN’s financial position or results of operations.

Effective January 1, 2009, NNN implemented FSP No. EITF 03-6-1, “Determining whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP 03-6-1”), which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and therefore need to be included in the earnings allocation in computing earnings per share (“EPS”) under the two-class method as discussed in SFAS No. 128, “Earnings Per Share.” This FSP was applied prospectively with the exception of presentation and disclosure requirements, which were applied retrospectively for all periods presented. The adoption of FSP 03-6-1 did not have a material impact on NNN’s financial position or results of operations.

Use of Estimates. Additional critical accounting policies of NNN include management’s estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Additional critical accounting policies include management’s estimates of the useful lives used in calculating depreciation expense relating to real estate assets, the recoverability of the carrying value of long-lived assets, including the commercial mortgage residual interests, the collectibility of receivables from tenants, including accrued rental income, and capitalized overhead relating to development projects. Actual results could differ from those estimates.

Results of Operations

Property Analysis – Investment Portfolio

General. The following table summarizes NNN’s Investment Portfolio as of December 31:

	2008	2007	2006

Investment Properties Owned:
Number	1,005	908	710
Total gross leasable area (square feet)	11,251,000	10,610,000	9,341,000

Investment Properties Leased:
Number	972	892	697
Total gross leasable area (square feet)	10,728,000	10,355,000	9,173,000
Percent of total gross leasable area – leased	97%	98%	98%
Weighted average remaining lease term (years)	13	13	12

The following table summarizes the lease expirations, assuming none of the tenants exercise renewal options, of NNN’s Investment Portfolio for each of the next 10 years and then thereafter in the aggregate as of December 31, 2008:

	% of Annual Base Rent (1)	# of Properties	Gross Leasable Area(2)		% of Annual Base Rent(1)	# of Properties	Gross Leasable Area(2)

2009	1.0%	20	386,000	2015	2.5%	19	463,000
2010	2.8%	40	405,000	2016	1.9%	15	287,000
2011	2.0%	20	333,000	2017	4.4%	26	751,000
2012	3.5%	34	525,000	2018	2.9%	24	418,000
2013	4.5%	38	842,000	Thereafter	70.3%	700	5,795,000
2014	4.2%	36	523,000

(1) Based on the annualized base rent for all leases in place as of December 31, 2008. (2) Approximate square feet.

The following table summarizes the diversification of NNN’s Investment Portfolio based on the top 10 lines of trade:

		% of Annual Base Rent (1)
	Top 10 Lines of Trade	2008	2007	2006
1.	Convenience Stores	25.7%	23.9%	16.3%
2.	Automotive Service	8.9%	5.2%	0.2%
3.	Restaurant – Full Service	8.7%	10.3%	12.1%
4.	Theaters	6.1%	4.2%	-
5.	Automotive Parts	5.1%	4.9%	1.6%
6.	Drug Stores	4.0%	5.0%	8.3%
7.	Books	4.0%	4.4%	5.7%
8.	Restaurants – Limited Service	3.3%	3.7%	4.7%
9.	Sporting Goods	3.3%	3.9%	7.3%
10.	Consumer Electronics	3.2%	4.3%	5.6%
	Other	27.7%	30.2%	38.2%

		100.0%	100.0%	100.0%

(1) Based on annualized base rent for all leases in place as of December 31 of the respective year.

The following table shows the top 10 states in which NNN’s Investment Properties are located in as of December 31, 2008:

	State	# of Properties	% of Annual Base Rent(1)

1.	Texas	211	19.9%
2.	Florida	84	9.8%
3.	Illinois	39	6.6%
4.	North Carolina	62	6.1%
5.	California	26	5.2%
6.	Georgia	57	5.1%
7.	Pennsylvania	80	4.2%
8.	Indiana	37	4.2%
9.	Ohio	31	3.1%
10.	Tennessee	30	3.1%
	Other	348	32.7%

		1,005	100.0%

(1) Based on annualized base rent for all leases in place asof December 31, 2008.

Property Acquisitions. The following table summarizes the Investment Properties acquired for each of the years ended December 31 (dollars in thousands):

	2008	2007	2006

Acquisitions:
Number of Investment Properties	109	235	213
Gross leasable area (square feet)	868,000	2,205,000	1,130,000

Total dollars invested (1)	$355,107	$696,682	$371,898

(1) Includes dollars invested on projects under construction for each respective year.

Property Dispositions. The following table summarizes the Investment Properties sold by NNN for each of the years ended December 31 (dollars in thousands):

	2008	2007	2006

Number of properties	19	37	30
Gross leasable area (square feet)	290,000	997,000	1,015,000
Net sales proceeds	$59,796	$146,041	$319,361
Net gain	$9,980	$56,625	$91,332

Property Analysis – Inventory Portfolio

General. The following summarizes the number of properties held for sale in the Inventory Portfolio as of December 31:

	2008	2007	2006

Development Portfolio:
Completed Inventory Properties	11	8	11
Properties under construction	1	9	5
Land parcels	7	6	13

	19	23	29

Exchange Portfolio:
Inventory Properties	13	33	68

Total Inventory Properties	32	56	97

Property Acquisitions. The following table summarizes the property acquisitions and dollars invested in the Inventory Portfolio for each of the years ended December 31 (dollars in thousands):

	2008	2007	2006

Development Portfolio:
Number of properties acquired	3	3	16
Dollars invested (1)	$9,545	$64,694	$82,524

Exchange Portfolio:
Number of properties acquired	4	23	77
Dollars invested	$19,994	$105,152	$118,553

Total dollars invested	$29,539	$169,846	$201,077

(1) Includes dollars invested on projects under construction for each respective year.

Property Dispositions. The following table summarizes the number of Inventory Properties sold and the corresponding gain recognized from the disposition of real estate held for sale included in earnings from continuing and discontinued operations for each of the years ended December 31 (dollars in thousands):

	2008		2007		2006
	# of Properties	Gain	# of Properties	Gain	# of Properties	Gain

Development (1)	6	$4,751	13	$5,125	9	$5,774
Exchange	19	4,607	58	5,888	55	3,892

	25	$9,358	71	$11,013	64	$9,666

(1) Net of noncontrolling interests.

Revenue from Continuing Operations Analysis

General. During the year ended December 31, 2008, NNN’s rental income increased primarily due to the acquisition of Investment Properties (See “Results of Operations – Property Analysis – Investment Portfolio – Property Acquisitions”). NNN anticipates any significant increase in rental income will continue to come primarily from additional property acquisitions.

The following summarizes NNN’s revenues from continuing operations (as adjusted) (dollars in thousands):

				Percent of Total			2008 Versus 2007 Percent Increase	2007 Versus 2006 Percent Increase
	2008	2007	2006	2008	2007	2006	(Decrease)	(Decrease)

Rental Income (1)	$209,985	$164,531	$118,396	92.9%	91.5%	87.9%	27.6%	39.0%
Real estate expense reimbursement from tenants	7,058	5,647	4,538	3.1%	3.1%	3.4%	25.0%	24.4%
Interest and other income from real estate transactions	4,352	4,834	4,436	1.9%	2.7%	3.3%	(10.0)%	9.0%
Interest income on commercial mortgage residual interests	4,636	4,882	7,268	2.1%	2.7%	5.4%	(5.0)%	(32.8)%

Total revenues from continuing operations	$226,031	$179,894	$134,638	100.0%	100.0%	100.0%	25.6%	33.6%

(1) Includes rental income from operating leases, earned income from direct financing leases and percentage rent from continuing operations (“Rental Income”).

Revenue from Operations by Source of Income. NNN has identified two primary operating segments, and thus, sources of revenue: (i) earnings from NNN’s Investment Assets, and (ii) earnings from NNN’s Inventory Assets. NNN revenues from continuing operations come primarily from Investment Assets. The following table summarizes the revenues from continuing operations for each of the years ended December 31 (as adjusted) (dollars in thousands):

				Percent of Total			2008 Versus 2007 Percent Increase	2007 Versus 2006 Percent Increase
	2008	2007	2006	2008	2007	2006	(Decrease)	(Decrease)

Investment Assets	$225,907	$179,568	$134,563	99.9%	99.8%	99.9%	25.8%	33.4%
Inventory Assets	124	326	75	0.1%	0.2%	0.1%	(62.0)%	334.7%

Total revenues	$226,031	$179,894	$134,638	100.0%	100.0%	100.0%	25.6%	33.6%

Comparison of Year Ended December 31, 2008 to Year Ended December 31, 2007.

Rental Income. Rental Income increased for the year ended December 31, 2008, as compared to the same period in 2007, primarily from the addition of 109 Investment Properties with an aggregate gross leasable area of 868,000 square feet. In addition, the increase in Rental Income is also attributable to a full year of Rental Income from the 235 Investment Properties with an aggregate gross leasable area of 2,205,000 square feet which were acquired during the year ended December 31, 2007. The Investment Portfolio occupancy rate remained relatively stable during each of the years ended December 31, 2008 and 2007 with an average of approximately 97 percent and 98 percent, respectively.

Real Estate Expense Reimbursements from Tenants. Real estate expense reimbursements from tenants remained consistent as a percentage of total revenues from continuing operations. The increase for the year ended December 31, 2008, as compared to 2007, was attributable to a full year of reimbursements from certain tenants acquired in 2007 and the reimbursements from newly acquired properties in 2008.

Interest and Other Income from Real Estate Transactions. Interest and other income from real estate transactions decreased for the year ended December 31, 2008, as compared to 2007, primarily due to a decrease in interest income earned on the structured finance investments. For the years ended December 31, 2008 and 2007, the weighted average outstanding principal balance on NNN’s structured finance investments was $8,614,000 and $16,795,000, respectively.

Interest Income on Commercial Mortgage Residual Interests. Interest income on commercial mortgage residual interests (“Residuals”) for the year ended December 31, 2008, as compared to December 31, 2007, decreased slightly as a result of lower outstanding loan balances. The decrease was partially offset by an increase in interest income due to the increase in the discount rate from 17% to 25% during the third quarter of 2007.

Gain from Disposition of Real Estate, Inventory Portfolio. Inventory Properties typically are operating properties and are classified as discontinued operations. However, the gains on the sale of Inventory Properties which are sold prior to rent commencement are reported in continuing operations. The slight decrease in the gain from the disposition of real estate is solely dependent on respective sales price and cost basis of the Inventory Properties sold.

Comparison of Year Ended December 31, 2007 to Year Ended December 31, 2006.

Rental Income. Rental Income increased for the year ended December 31, 2007, as compared to the same period in 2006, primarily from NNN’s acquisition of 235 Investment Properties with an aggregate gross leasable area of 2,205,000 square feet during the year ended December 31, 2007. The Investment Portfolio occupancy rate remained relatively stable at an average of approximately 98 percent for each of the years ended December 31, 2007 and 2006.

Real Estate Expense Reimbursements from Tenants. Real estate expense reimbursements from tenants remained relatively consistent as a percentage of revenues from continuing operations. The increase for the year ended December 31, 2007, as compared to the year ended December 31, 2006, was attributable to a full year of reimbursement from certain properties acquired in 2006 and the reimbursements from the newly acquired Investment Properties acquired in 2007.

Interest and Other Income from Real Estate Transactions. Interest and other income from real estate transactions increased for the year ended December 31, 2007, as compared to the same period in 2006. This increase is primarily attributable to an increase in interest income on its mortgages and notes receivable. The aggregate principal balance of NNN’s mortgages and notes receivable at December 31, 2007 and 2006 was $51,556,000 and $17,227,000, respectively. The increase in interest income was partially offset by a lower weighted average outstanding principal balance on NNN’s structured finance investments during 2007. NNN recorded interest income on mortgages receivable and structured finance investments of $4,240,000 and $3,966,000 for the years ended December 31, 2007 and 2006, respectively.

Interest Income on Commercial Mortgage Residual Interests. The decrease in interest income on the Residuals for the year ended December 31, 2007, as compared to 2006, is primarily the result of the amortization and pre-payments of the underlying notes.

Gain from Disposition of Real Estate, Inventory Portfolio. Inventory Properties typically are operating properties and are classified as discontinued operations. However, the gains on the sale of Inventory Properties which are sold prior to rent commencement are reported in continuing operations. The decrease in the gain from the disposition of real estate is primarily due to the timing of sales of these Inventory Properties. The following table summarizes the Inventory Property dispositions included in continuing operations for the years ended December 31 (dollars in thousands):

	2007		2006
	# of Properties	Gain	# of Properties	Gain

Gain	2	$332	6	$8,000
Noncontrolling interest	-	-	-	(3,609)

Gain, net of noncontrolling interest	2	$332	6	$4,391

Analysis of Expenses from Continuing Operations

General. During 2008, operating expenses from continuing operations increased primarily as a result of the acquisition of additional properties. Operating expenses from continuing operations decreased as a percentage from NNN’s total revenues from continuing operations due to increased operating efficiencies. The following summarizes NNN’s expenses from continuing operations (as adjusted) (dollars in thousands):

	2008	2007	2006

General and administrative	$24,868	$23,542	$24,007
Real estate	10,420	8,057	6,467
Depreciation and amortization	44,606	31,712	21,611
Impairment – real estate	-	416	-
Impairment – commercial mortgage residual interests valuation	758	638	8,779
Restructuring costs	-	-	1,580

Total operating expenses	$80,652	$64,365	$62,444

Interest and other income	$(3,748)	$(4,751)	$(3,805)
Interest expense	63,964	51,846	46,595
Loss on interest rate hedge	804	-	-

Total other expenses (revenues)	$61,020	$47,095	$42,790

	Percentage of Total Operating Expenses			Percentage of Revenues from Continuing Operations			2008 Versus 2007 Percent Increase	2007 Versus 2006 Percent Increase
	2008	2007	2006	2008	2007	2006	(Decrease)	(Decrease)

General and administrative	30.8%	36.6%	38.4%	11.0%	13.1%	17.8%	5.6%	(1.9)%
Real estate	12.9%	12.5%	10.4%	4.6%	4.5%	4.8%	29.3%	24.6%
Depreciation and amortization	55.3%	49.3%	34.6%	19.7%	17.6%	16.1%	40.7%	46.7%
Impairment – real estate	-	0.6%	-	-	0.2%	-	(100.0)%	100.0%
Impairment – commercial mortgage residual interests valuation	1.0%	1.0%	14.1%	0.3%	0.4%	6.5%	18.8%	(92.7)%
Restructuring costs	-	-	2.5%	-	-	1.2%	-	N/C (1)

Total operating expenses	100.0%	100.0%	100.0%	35.6%	35.8%	46.4%	25.3%	3.1%

Interest and other income	(6.1)%	(10.1)%	(8.9)%	(1.7)%	(2.6)%	(2.8)%	(21.1)%	24.9%
Interest expense	104.8%	110.1%	108.9%	28.3%	28.8%	34.6%	23.4%	11.3%
Loss of interest rate hedge	1.3%	-	-	0.4%	-	-	100.0%	-

Total other expenses (revenues)	100.0%	100.0%	100.0%	27.0%	26.2%	31.8%	29.6%	10.1%

(1)	Not calculable (“N/C”)

Comparison of Year End December 31, 2008 to Year Ended December 31, 2007.

General and Administrative Expenses. General and administrative expenses increased for the year ended December 31, 2008, as compared to the same period in 2007, but decreased both as a percentage of total operating expenses and as a percentage of revenues from continuing operations. The increase in general and administrative expenses for the year ended December 31, 2008, is primarily related to an increase in lost pursuit costs.

Real Estate. Real estate expenses remained fairly stable as a percentage of revenues from continuing operations, but increased slightly as a percentage of total operating expenses for the year ended December 31, 2008, as compared to the same period in 2007. The increase in real estate expenses for the year ended December 31, 2008, is primarily attributable to an increase in tenant reimbursable real estate expenses related to newly acquired Investment Properties as well as an increase in expenses related to vacant properties.

Depreciation and Amortization. Depreciation and amortization expenses increased both as a percentage of total operating expenses and as a percentage of revenues from continuing operations for the year ended December 31, 2008, as compared to the year ended December 31, 2007. The increase is primarily a result of the depreciation recognized on (i) the 109 Investment Properties with an aggregate gross leasable area of 868,000 square feet, acquired in 2008, and (ii) a full year of depreciation and amortization on the 235 Investment Properties with an aggregate gross leasable area of 2,205,000 square feet which were acquired during the year ended December 31, 2007.

Impairment – Real Estate. NNN reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Events or circumstances that may occur include changes in real estate market conditions, the ability of NNN to re-lease properties that are currently vacant or become vacant, and the ability to sell properties at an attractive return. Generally, NNN calculates a possible impairment by comparing the estimated future cash flows to the current net book value. Impairments are measured as the amount by which the current book value of the asset exceeds the fair value of the asset. No real estate impairments were recorded during the year ended December 31, 2008. During the year ended December 31, 2007, NNN recorded real estate impairments totaling $416,000.

Impairment – Commercial Mortgage Residual Interests Valuation. In connection with the independent valuations of the Residuals’ fair value, during the years ended December 31, 2008 and 2007, NNN recorded an other than temporary valuation adjustment of $758,000 and $638,000, respectively, as a reduction of earnings from operations.

Interest Expense. Interest expense increased for the year ended December 31, 2008, as compared to the same period in 2007, but decreased as a percentage of total operating expense and as a percentage of revenues from continuing operations. The increase in interest expenses is primarily attributable to an increase of $233,201,000 in weighted average long-term debt outstanding. The increase in interest expense was partially offset by an overall decrease in weighted average interest rate for 2008 as compared to 2007.

The following represents the primary changes in debt that have impacted interest expense:

(i)	repurchase of $25,000,000 of convertible notes payable with an effective interest rate of 5.840% in November 2008,

(ii)	issuance of $234,035,000 of convertible notes payable in March 2008, with an effective interest rate of 7.192%, due June 2028,

(iii)	payoff of the $100,000,000 7.125% notes payable in March 2008,

(iv)	payoff of the $12,000,000 secured note payable with stated interest rate of 10.00% in February 2008,

(v)	payoff of $26,041,000 10-year financing lease obligation with interest rate of 5.00% in November 2007,

(vi)	payoff of the $10,500,000 10.00% secured note in December 2007,

(vii)	payoff of the $20,800,000 variable rate term note in October 2007,

(viii)	repayment of mortgage in September 2007, with balance of $7,305,000 at December 31, 2006, and an interest rate of 7.37%,

(ix)	issuance of $250,000,000 of notes payable in September 2007, with an effective interest rate of 6.92% due in October 2017,

(x)	decrease of $5,403,000 in the weighted average debt outstanding on the revolving credit facility for the year ended December 31, 2008, as compared to the same period in 2007, and

(xi)	decrease in weighted average interest rate on the revolving credit facility from 6.24% for the period ended December 31, 2007, to 3.83% for the period ended December 31, 2008.

Comparison of Year End December 31, 2007 to Year Ended December 31, 2006.

General and Administrative. General and administrative expenses decreased slightly for the year ended December 31, 2007, as compared to the same period in 2006; however, such expenses remained fairly consistent as a percentage of total operating expense from continuing operations. The decrease in general and administrative expenses for 2007 was primarily attributable to a decrease in expenses related to personnel compensation and a decrease in lost pursuit costs.

Real Estate. Real estate expenses increased for the year ended December 31, 2007, as compared to the year ended December 31, 2006; however, such expenses remained fairly consistent as a percentage of total revenues from continuing operations. The increase in real estate expenses for 2007 as compared to the same period for 2006 is primarily attributable to (i) an increase in tenant reimbursable real estate expenses, and (ii) an increase in certain real estate expenses that were not reimbursable by tenants.

Depreciation and Amortization. Depreciation and amortization expenses increased for the year ended December 31, 2007, as compared to the year ended December 31, 2006. The increase for the year ended December 31, 2007, as compared to the same period in 2006 is attributable to (i) the acquisition of 235

Investment Properties with an aggregate gross leasable area of 2,205,000 square feet in 2007, and (ii) a full year of depreciation and amortization on the 213 Investment Properties with an aggregate gross leasable area of 1,130,000 square feet which were acquired during 2006. The increase in depreciation and amortization was partially offset by the disposition of 37 Investment Properties with an aggregate gross leasable area of 997,000 square feet during the year ended December 31, 2007.

Impairment – Real Estate. NNN reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Events or circumstances that may occur include changes in real estate market conditions, the ability of NNN to re-lease properties that are currently vacant or become vacant, and the ability to sell properties at an attractive return. Generally, NNN calculates a possible impairment by comparing the future cash flows to the current net book value. Impairments are measured as the amount by which the current book value of the asset exceeds the fair value of the asset. During the year ended December 31, 2007, NNN recorded real estate impairments totaling $416,000. No real estate impairments were recorded during the year ended December 31, 2006.

Impairment – Commercial Mortgage Residual Interests Valuation. In connection with the independent valuations of the Residuals’ fair value, NNN reduced the carrying value of the Residuals to reflect such fair value at December 31, 2007 and 2006. In 2007, due to changes in market conditions relating to residual assets, the independent valuation increased the discount rate from 17% to 25%. Other than temporary valuation adjustments are recorded as a reduction of earnings from operations. For the years ended December 2007 and 2006, NNN recorded an other than temporary impairment of $638,000 and $8,779,000, respectively.

Restructuring Costs. During the year ended December 31, 2006, NNN recorded restructuring costs of $1,580,000, which included severance costs and accelerated vesting of restricted stock in connection with a workforce reduction in April 2006. No such costs were incurred during 2007.

Interest Expense. The increase in interest expense for the year ended December 31, 2007, as compared to the year ended December 31, 2006, is primarily attributable to an increase of $126,164,000 in weighted average long-term debt outstanding. The increase in the weighted average long-term debt was due to the increase in dollars invested in Investment and Inventory Properties. The increase in interest expense was partially offset by an increase of $1,440,000 in the interest capitalized to construction projects in 2007, as well as by a decrease in the overall weighted average interest rate for 2007 as compared to 2006. The following represents the primary changes in debt:

(i)	issuance of $250,000,000 of notes payable in September 2007 with an effective interest rate of 6.92% due in October 2017,

(ii)	payoff of $26,041,000 10-year financing lease obligation with interest rate of 5.00% in November 2007,

(iii)	repayment of mortgage in September 2007 with balance of $7,305,000 at December 31, 2006 and an interest rate of 7.37%,

(iv)	the decrease in the weighted average debt outstanding on the revolving credit facility (decreased by $28,506,000),

(v)	issuance of $172,500,000 of convertible notes payable in September 2006 with an effective interest rate of 5.840%, due in September 2026,

(vi)	payoff of the $20,800,000 variable rate term note in October 2007, which was assumed in connection with the acquisition of National Properties Corporation (“NAPE”) in June 2005,

(vii)	repayment of a mortgage in February 2006 with a balance of $18,538,000 at December 31, 2005 with an interest rate of 7.435%, and

(viii)	payoff of the $10,500,000 OAMI secured note payable in December 2007, with a stated interest rate of 10.00%.

Investment in Unconsolidated Affiliates

In September 2007, NNN entered into a joint venture, NNN Retail Properties Fund I LLC (the “NNN Crow JV”) with an affiliate of Crow Holdings Realty Partners IV, L.P. NNN Crow JV owns real estate assets leased to convenience store operators from unrelated third parties. NNN owns 15 percent interest in the joint venture which it accounts for under the equity method of accounting. Net income and losses of the joint venture are allocated to the members in accordance with their respective percentage interests. During the year ended December 31, 2007, in accordance with the terms of the joint venture agreement, NNN loaned $2,749,000 to the joint venture at an interest rate of 7.75%. The loan balance was paid in full in November 2007. For the years ended December 31, 2008 and 2007, NNN recognized equity in earnings of $364,000 and $49,000, respectively, from NNN Crow JV. NNN manages the joint venture pursuant to a management agreement and earned certain fees of $531,000 and $21,000 for the years ended December 31, 2008 and 2007, respectively.

In October 2006, NNN sold its equity investment in CNL Plaza, Ltd. and CNL Plaza Venture, Ltd. (collectively, “Plaza”) for $10,239,000 and recognized a gain of $11,373,000. Plaza owned a 346,000 square foot office building, one floor of which serves as NNN’s headquarters office, and an interest in an adjacent parking garage. In connection with the sale, NNN was released as a guarantor of Plaza’s $14,000,000 unsecured promissory note. During the year ended December 31, 2006, NNN recognized equity in earnings of $122,000 from Plaza. NNN did not recognize earnings from Plaza during the years ended December 31, 2008 and 2007.

Earnings from Discontinued Operations

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” NNN classified as discontinued operations the revenues and expenses related to its Investment Properties that were sold, its leasehold interests that expired and any Investment Properties that were held for sale at December 31, 2008. NNN also classified as discontinued operations the revenues and expenses of its Inventory Properties which generated rental revenues. NNN records discontinued operations by NNN’s identified segments: (i) Investment Assets, and (ii) Inventory Assets. The following table summarizes the earnings from discontinued operations for the years ended December 31 (as adjusted) (dollars in thousands):

	2008			2007			2006
	# of Sold Properties	Gain	Earnings	# of Sold Properties	Gain	Earnings	# of Sold Properties	Gain	Earnings

Investment Assets	19	$9,980	$12,767	37	$56,625	$68,439	30	$91,332	$115,148
Inventory Assets	24	9,337	9,998	69	10,681	9,952	58	5,275	9,144
Noncontrolling interests	—	—	(3,122)	—	—	(1,331)	—	—	(958)

	43	$19,317	$19,643	106	$67,306	$77,060	88	$96,607	$123,334

NNN occasionally sells Investment Properties and may reinvest the proceeds of the sales to purchase new properties or pay down outstanding indebtedness.

Impact of Inflation

NNN’s leases typically contain provisions to mitigate the adverse impact of inflation on NNN’s results of operations. Tenant leases generally provide for limited increases in rent as a result of fixed increases, increases in the consumer price index, and/or increases in the tenant’s sales volume. During times when inflation is greater than increases in rent, rent increases may not keep up with the rate of inflation.

The Investment Properties are leased to tenants under long-term, net leases which typically require the tenant to pay certain operating expenses of a property, thus, NNN’s exposure to inflation is reduced. Inflation may have an adverse impact on NNN’s tenants.

Liquidity

General. NNN’s demand for funds has been and will continue to be primarily for (i) payment of operating expenses and cash dividends; (ii) property acquisitions and development; (iii) origination of mortgages and notes receivable (including structured finance investments) and capital expenditures; (iv) payment of principal and interest on its outstanding indebtedness; and (v) other investments.

NNN expects to meet these requirements (other than amounts required for additional property investments, mortgages and notes receivables, including structured finance investments) through cash provided from operations and NNN’s $400,000,000 unsecured revolving credit facility (the “Credit Facility”). NNN utilizes the Credit Facility to meet its short-term working capital requirements. As of December 31, 2008, $26,500,000 was outstanding and approximately $373,500,000 was available for future borrowings under the Credit Facility, excluding undrawn letters of credit totaling $1,265,000. NNN anticipates that any additional investments in properties, mortgages and notes receivables and structured finance investments during the next 12 months will be funded by the Credit Facility, cash provided from operations, the issuance of long-term debt or the issuance of common or preferred equity or other instruments convertible into or exchangeable for common or preferred equity. However, there can be no assurance that additional financing or capital will be available, or that the terms will be acceptable or advantageous to NNN.

Below is a summary of NNN’s cash flows for each of the years ended December 31 (in thousands):

	2008	2007	2006

Cash and cash equivalents:
Provided by operating activities	$236,748	$129,634	$1,676
Used in investing activities	(256,304)	(536,717)	(90,099)
Provided by (used in) financing activities	(5,317)	432,907	81,864

Increase (decrease)	(24,873)	25,824	(6,559)
January 1	27,499	1,675	8,234

December 31	$2,626	$27,499	$1,675

Cash provided by operating activities represents cash received primarily from rental income from tenants, proceeds from the disposition of Inventory Properties and interest income less general and administrative expenses, interest expense and acquisition of Inventory Properties. NNN’s cash flow from operating activities, net of cash used in and provided by the acquisition and disposition of its Inventory Properties, has been sufficient to pay the distributions for each period presented. NNN uses proceeds from its Credit Facility to fund the acquisition of its Inventory Properties. The change in cash provided by operations for the years ended December 31, 2008, 2007 and 2006, is primarily the result of changes in revenues and expenses as discussed in “Results of Operations.” Cash generated from operations is expected to fluctuate in the future.

Changes in cash for investing activities are primarily attributable to the acquisitions and dispositions of Investment Properties.

NNN’s financing activities for the year ended December 31, 2008 included the following significant transactions:

•	$12,000,000 repayment of secured note payable with stated interest rate of 10.0% in February 2008,

•	$100,000,000 repayment of 7.125% notes payable in March 2008,

•	$228,576,000 in net proceeds from issuance of convertible notes payable with an effective interest rate of 7.192%, due in June 2028,

•	$75,958,000 in net proceeds from the issuance of 3,450,000 shares of common stock in October 2008,

•	$110,107,000 in dividends paid to common stockholders,

•	$6,785,000 in dividends paid to holders of the depositary shares of NNN’s Series C Preferred stock,

•	$103,300,000 in net payments from NNN’s Credit Facility,

•	$47,372,000 in net proceeds from the issuance of 2,146,640 common shares in connection with the Dividend Reinvestment and Stock Purchase Plan (“DRIP”),

•	$19,188,000 in net payments on repurchase of $25,000,000 of convertible notes payable with an effective interest rate of 5.840%, due in September 2026, and

•	$5,483,000 in noncontrolling interests distributions.

Financing Strategy. NNN’s financing objective is to manage its capital structure effectively in order to provide sufficient capital to execute its operating strategy while servicing its debt requirements and providing value to NNN’s stockholders. NNN generally utilizes debt and equity security offerings, bank borrowings, the sale of properties, and to a lesser extent, internally generated funds to meet its capital needs.

NNN typically funds its short-term liquidity requirements including investments in additional Investment Properties with cash from its Credit Facility. As of December 31, 2008, $26,500,000 was outstanding and approximately $373,500,000 was available for future borrowings under the Credit Facility, excluding undrawn letters of credit totaling $1,265,000.

For the year ended December 31, 2008, NNN’s ratio of total liabilities to total gross assets (before accumulated depreciation) was approximately 39 percent and the secured indebtedness to total gross assets was approximately one percent. The total debt to total market capitalization was approximately 43 percent. Certain financial agreements to which NNN is a party contain covenants that limit NNN’s ability to incur debt under certain circumstances. The organizational documents of NNN do not limit the absolute amount or percentage of indebtedness that NNN may incur. Additionally, NNN may change its financing strategy.

Contractual Obligations and Commercial Commitments. The information in the following table summarizes NNN’s contractual obligations and commercial commitments outstanding as of December 31, 2008. The table presents principal cash flows by year-end of the expected maturity for debt obligations and commercial commitments outstanding as of December 31, 2008.

	Expected Maturity Date (dollars in thousands)
	Total	2009	2010	2011	2012	2013	Thereafter

Long-term debt (1)	$1,027,825	$1,001	$21,022	$148,598	$69,291	$234,898	$553,015
Credit Facility	26,500	-	26,500	-	-	-	-
Operating lease	5,422	865	891	917	945	973	831

Total contractual cash obligations(2)	$1,059,747	$1,866	$48,413	$149,515	$70,236	$235,871	$553,846

(1)	Includes amounts outstanding under the mortgages payable, secured notes payable, convertible notes payable and notes payable and excludes unamortized note discounts.
(2)	Excludes $7,608 of accrued interest payable.

In addition to the contractual obligations outlined above, NNN has agreed to fund construction commitments in connection with the development of additional properties as outlined below (dollars in thousands) as of December 31, 2008:

	# Properties	Total Commitment(1)	Amount Funded	Remaining Commitment

Investment Portfolio	21	$97,690	$70,451	$27,239

Inventory Portfolio	1	4,814	2,212	2,602

	22	$102,504	$72,663	$29,841

(1) Including construction and land costs.

As of December 31, 2008, NNN had outstanding letters of credit totaling $1,265,000 under its Credit Facility.

As of December 31, 2008, NNN does not have any other material contractual cash obligations, such as purchase obligations, financing lease obligations or other long-term liabilities other than those reflected in the table. In addition to items reflected in the table, NNN has preferred stock with cumulative preferential cash distributions, as described below under “Dividends.”

Management anticipates satisfying these obligations with a combination of NNN’s current capital resources on hand, its Credit Facility, debt or equity financings and asset dispositions.

Many of the Investment Properties are recently constructed and are generally net leased. Therefore, management anticipates that capital demands to meet obligations with respect to these Investment Properties will be modest for the foreseeable future and can be met with funds from operations and working capital. Certain of NNN’s Investment Properties are subject to leases under which NNN retains responsibility for certain costs and expenses associated with the Investment Property. Management anticipates the costs associated with NNN’s vacant Investment Properties or those Investment Properties that become vacant will also be met with funds from operations and working capital. NNN may be required to borrow under its Credit Facility or use other sources of capital in the event of unforeseen significant capital expenditures.

The lost revenues and increased property expenses from vacant properties or uncollectibility of lease revenues could have a material adverse effect on the liquidity and results of operations if NNN is unable to release the Investment Properties at comparable rental rates and in a timely manner. As of January 31, 2009, NNN owns 34 vacant, unleased Investment Properties and two vacant land parcels which account for approximately four percent of total Investment Properties held in NNN’s Investment Portfolio. Additionally, two percent of the total gross leasable area of NNN’s Investment Portfolio is leased to three tenants that have filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. As a result, these tenants have the right to reject or affirm their leases with NNN.

In May 2008, one of NNN’s tenants, Uni-Mart, Inc. (“Uni-Mart”), which leased 69 Investment Properties and eight Inventory Properties, filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In July 2008, Uni-Mart elected to reject the leases of 13 properties owned by NNN with total annual base rent of approximately $786,000. Additionally, in December 2008, Uni-Mart elected to reject an additional three properties. NNN has re-leased nine of the 16 properties as of December 31, 2008, and continues to market for re-lease or sale the remaining properties. In February 2009, Uni-Mart filed a motion to reject the leases of 38 additional properties. However, at NNN’s option, it may assume the in-place subleases to the existing convenience store operators, which approximate current existing rent. During the year ended December 31, 2008, NNN recorded $2,421,000 of income in connection with the Uni-Mart bankruptcy damage claim. NNN does not believe Uni-Mart’s Chapter 11 filing will have a material adverse effect on its operations and financial position.

Dividends. NNN has made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. NNN generally will not be subject to federal income tax on income that it distributes to its stockholders, provided that it distributes 100 percent of its REIT taxable income and meets certain other requirements for qualifying as a REIT. If NNN fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost. Such an event could materially affect NNN’s income and its ability to pay dividends. NNN believes it has been organized as, and its past and present operations qualify NNN as a REIT. Additionally, NNN intends to continue to operate so as to remain qualified as a REIT for federal income tax purposes.

One of NNN’s primary objectives, consistent with its policy of retaining sufficient cash for reserves and working capital purposes and maintaining its status as a REIT, is to distribute a substantial portion of its funds available from operations to its stockholders in the form of dividends. During the years ended December 31, 2008, 2007 and 2006, NNN declared and paid dividends to its common stockholders of $110,107,000, $92,989,000, and $76,035,000, respectively, or $1.48, $1.40 and $1.32 per share, respectively, of common stock.

The following presents the characterizations for tax purposes of such common stock dividends for the years ended December 31:

	2008		2007		2006

Ordinary dividends	$1.480000	100.000%	$1.397402	99.8144%	$1.150780	87.1803%
Qualified dividends	-	-	0.000414	0.0296%	-	-
Capital gain	-	-	0.002184	0.1560%	0.150261	11.3834%
Unrecaptured Section 1250 Gain	-	-	-	-	0.018959	1.4363%
Nontaxable distributions	-	-	-	-	-	-

	$1.480000	100.000%	$1.400000	100.0000%	$1.320000	100.0000%

In February 2009, NNN paid dividends to its common stockholders of $29,313,000, or $0.375 per share of common stock.

Holders of each of NNN’s preferred stock issuances are entitled to receive, when and as authorized by the board of directors, cumulative preferential cash distributions based on the stated rate and liquidation preference per annum. The following table outlines each issuance of NNN’s preferred stock (dollars in thousands, except per share data):

Non Voting Preferred	Shares Outstanding At	Liquidation	Fixed Annual Cash	Dividends Declared and Paid
				For the Year Ended December 31,
				2008		2007		2006
Stock Issuance	December 31, 2008	Preference (per share)	Distribution (per share)	Total	Per Share	Total	Per Share	Total	Per Share

9% Series A (1)	-	$25.00	$25.00000	$-	$-	$-	$-	$4,376	$2.456250
6.7% Series B Convertible (2)	-	2,500.00	167.50000	-	-	-	-	419	41.875000
7.375% Series C (3)	3,680,000	25.00	1.84375	6,785	1.84375	6,785	1.84375	923	0.250955

(1)  Effective January 2, 2007, NNN redeemed all 1,781,589 shares of Series A Preferred Stock at their redemption price of $25.00 per share plus all accumulated and unpaid dividends through the redemption date of $0.20625 per share, for an aggregate redemption price of $25.20625. Dividends declared and paid in 2006 include $367 of dividends payable at December 31, 2006, which were paid in 2007.

(2)  In April 2006, the holder of NNN’s Series B Convertible Preferred Stock elected to convert those 10,000 shares into 1,293,996 shares of common stock.

(3)  In October 2006, NNN issued 3,680,000 depositary shares, each representing 1/100th of a share of 7.375% Series C Cumulative Redeemable Preferred Stock. See “Capital Resources – Debt and Equity Securities.”

Capital Resources

Generally, cash needs for property acquisitions, mortgages and notes receivable, structured finance investments, capital expenditures, development and other investments have been funded by equity and debt offerings, bank borrowings, the sale of properties and, to a lesser extent, from internally generated funds. Cash needs for other items have been met from operations. If available, future sources of capital include proceeds from the public or private offering of NNN’s debt or equity securities, secured or unsecured borrowings from banks or other lenders, proceeds from the sale of properties, as well as undistributed funds from operations.

Debt

The following is a summary of NNN’s total outstanding debt as of December 31 (as adjusted) (dollars in thousands):

	2008	Percentage of Total	2007	Percentage of Total

Line of credit payable	$26,500	2.6%	$129,800	12.4%
Mortgages payable	26,290	2.6%	27,480	2.6%
Notes payable – secured	-	-	12,000	1.1%
Notes payable – convertible	356,122	34.6%	161,584	15.4%
Notes payable	618,479	60.2%	718,290	68.5%

Total outstanding debt	$1,027,391	100.0%	$1,049,154	100.0%

Line of Credit Payable. In October 2007, NNN exercised the $100,000,000 accordion feature of its existing revolving Credit Facility increasing the borrowing capacity to $400,000,000 from $300,000,000. Additionally, in October 2008, NNN exercised the option to extend the maturity date by twelve months from May 2009 to May 2010. The current terms of the Credit Facility provide for (i) a tiered interest rate structure of a maximum of 112.5 basis points above LIBOR (as a result of an upgrade in NNN’s debt rating in June 2008, NNN’s current interest rate is 65 basis points above LIBOR), (ii) requires NNN to pay a commitment fee based on a tiered rate structure to a maximum of 25 basis points per annum (based upon the debt rating of NNN, the current commitment fee is 20 basis points), (iii) provides for a competitive bid option for up to 50 percent of the facility amount, and (iv) expires on May 8, 2010. The principal balance is due in full upon expiration. As of December 31, 2008, $26,500,000 was outstanding and approximately $373,500,000 was available for future borrowings under the Credit Facility, excluding undrawn letters of credit totaling $1,265,000.

In accordance with the terms of the Credit Facility, NNN is required to meet certain restrictive financial covenants, which, among other things, require NNN to maintain certain (i) leverage ratios, (ii) debt service coverage, (iii) cash flow coverage, and (iv) investment limitations. At December 31, 2008, NNN was in compliance with those covenants. In the event that NNN violates any of these restrictive financial covenants, its access to the debt or equity markets may become impaired.

Mortgages Payable. In September 2007, upon maturity, NNN repaid the outstanding principal balance on the long-term fixed rate loan which had an original principal balance of $12,000,000, and was secured by a first mortgage on nine Investment Properties. Upon repayment of the loan, the encumbered Investment Properties were released from the mortgage. As of December 31, 2006, the outstanding principal balance was $7,305,000 with an interest rate of 7.37%.

In December 2008, upon maturity, NNN repaid the outstanding principal balance on a self-amortizing mortgage which had an original principal balance of $1,916,000 and was secured by a first mortgage on one Investment Property. Upon repayment of the loan, the encumbered Investment Property was released from the mortgage. As of December 31, 2007, the outstanding principal balance was $263,000 with an interest rate of 8.25%.

Notes Payable – Secured. In February 2008, NNN repaid the outstanding principal amount on its secured note payable. NNN repaid the outstanding balance of the note payable with restricted cash that was released in December 2007. The note had an outstanding principal balance of $12,000,000 at December 31, 2007, a stated interest rate of 10.0% and an original maturity date of June 2008.

In December 2007, NNN repaid the outstanding principal balance of $10,500,000 on one of its secured notes which had an interest rate of 10.00%. NNN repaid the outstanding balance of the note with the restricted cash that was released in December 2007.

Notes Payable – Convertible. Each of NNN’s outstanding series of convertible notes are summarized in the table below (as adjusted) (dollars in thousands):

Terms	2026 Notes (1)(2)(4)		2028 Notes (2)(5)

Issue Date	September 2006		March 2008
Net Proceeds	$168,650		$228,576
Stated Interest Rate(6)	3.950%		5.125%
Debt Issuance Costs	$3,850	(3)	$5,459
Earliest Conversion Date	September 2025		June 2027
Earliest Put Option Date	September 2011		June 2013
Maturity Date	September 2026		June 2028

Original Principal	$172,500		$234,035
Repurchases	(25,000)		-

Outstanding principal balance at December 31, 2008	$147,500		$234,035

(1)  NNN repurchased $25,000 in November 2008 for a purchase price of $19,188, resulting in a gain of $4,961.

(2)  Debt issuance costs include underwriting discounts and commissions, legal and accounting fees, rating agency fees and printing expenses. These costs have been deferred and are being amortized over the period to the earliest put option date of the holders using the effective interest method.

(3)  Includes $349 of note costs which were written off in connection with the repurchase of $25,000 of the 2026 Notes, respectively.

(4)  The conversion rate per $1 principal amount was 41.2951 shares of NNN’s common stock, which is equivalent to a conversion price of $24.2159 per share of common stock.

(5)  The conversion rate per $1 principal amount was 39.3459 shares of NNN’s common stock, which is equivalent to a conversion price of approximately $25.42 per share of common stock.

(6)  With the adoption of FSP APB 14-1, and the required retrospective application, the effective interest rate for the 2026 Notes and the 2028 Notes are 5.840% and 7.192%, respectively.

Each series of convertible notes represents senior, unsecured obligations of NNN and are subordinated to all secured indebtedness of the Company. Each note is redeemable at the option of NNN, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the notes being redeemed plus accrued and unpaid interest thereon through but not including the redemption date, and (ii) the make-whole amount, if any, as defined in the applicable supplemental indenture relating to the notes.

Notes Payable. Each of NNN’s outstanding series of non-convertible notes are summarized in the table below (dollars in thousands):

Notes	Issue Date	Principal	Discount(3)	Net Price	Stated Rate	Effective Rate(4)	Maturity Date
2010 (1)	September 2000	$20,000	$126	$19,874	8.500%	8.595%	September 2010
2012 (1)	June 2002	50,000	287	49,713	7.750%	7.833%	June 2012
2014 (1)(2)(5)	June 2004	150,000	440	149,560	6.250%	5.910%	June 2014
2015 (1)	November 2005	150,000	390	149,610	6.150%	6.185%	December 2015
2017 (1)(6)	September 2007	250,000	877	249,123	6.875%	6.924%	October 2017
(1) The proceeds from the note issuance were used to pay down outstanding indebtedness of NNN’s Credit Facility.
(2) The proceeds from the note issuance were used to repay the obligation of the 2004 Notes.
(3) The note discounts are amortized to interest expense over the respective term of each debt obligation using the effective interest method.
(4) Includes the effects of the discount and interest rate hedge (as applicable).

(5)  NNN entered into a forward starting interest rate swap agreement which fixed a swap rate of 4.61% on a notional amount of $94,000. Upon issuance of the 2014 Notes, NNN terminated the forward starting interest rate swap agreement resulting in a gain of $4,148. The gain has been deferred and is being amortized as an adjustment to interest expense over the term of the 2014 Notes using the effective interest method.

(6)  NNN entered into an interest rate hedge with a notional amount of $100,000. Upon issuance of the 2017 Notes, NNN terminated the interest rate hedge agreement resulting in a loss of $3,228. The loss has been deferred and is being amortized as an adjustment to interest expense over the term of the 2017 Notes using the effective interest method.

Each series of notes represent senior, unsecured obligations of NNN and are subordinated to all secured indebtedness of NNN. The notes are redeemable at the option of NNN, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the notes being redeemed plus accrued and unpaid interest thereon through the redemption date, and (ii) the make-whole amount, if any, as defined in the applicable supplemental indenture relating to the notes.

In connection with the note offerings, NNN incurred debt issuance costs totaling $5,459,000 consisting primarily of underwriting discounts and commissions, legal and accounting fees, rating agency fees and printing expenses. Debt issuance costs for all note issuances have been deferred and are being amortized over the term of the respective notes using the effective interest method.

In accordance with the terms of the indenture, pursuant to which NNN’s notes have been issued, NNN is required to meet certain restrictive financial covenants, which, among other things, require NNN to maintain (i) certain leverage ratios, and (ii) certain interest coverage. At December 31, 2008, NNN was in compliance with those covenants. In the event that NNN violates any of the certain restrictive financial covenants, its access to the debt or equity markets may become impaired.

In addition, in connection with the acquisition of NAPE, NNN assumed a $20,800,000 term note payable (“Term Note”). In October 2007, NNN repaid the outstanding principal balance on its $20,800,000 Term Note. The Term Note had a weighted interest rate of 6.62% as of December 2006.

In March 2008, NNN repaid the 7.125% $100,000,000 notes that were due in March 2008.

Debt and Equity Securities

NNN has used, and expects to use in the future, issuances of debt and equity securities primarily to pay down its outstanding indebtedness and to finance investment acquisitions. NNN has maintained investment grade debt ratings from Standard and Poor’s, Moody’s Investor Service and Fitch Ratings on its senior, unsecured debt since 1998. In June 2008, NNN’s debt rating was upgraded by Moody’s Investor Service. Immediately following the filing of this Annual Report on Form 10-K, NNN expects to file a shelf registration statement with the Commission which will be automatically effective and which permits the issuance by NNN of an indeterminate amount of debt and equity securities.

A description of NNN’s outstanding series of publicly held notes is found under “Debt – Notes Payable – Convertible” and “Debt – Notes Payable” above.

7.375% Series C Cumulative Redeemable Preferred Stock. In October 2006, NNN issued 3,200,000 depositary shares, each representing 1/100th of a share of 7.375% Series C Cumulative Redeemable Preferred Stock (“Series C Preferred Stock”), and received gross proceeds of $80,000,000. Subsequently, NNN issued an additional 480,000 depositary shares in connection with the underwriters’ over-allotment option and received gross proceeds of $12,000,000. In connection with this offering, NNN incurred stock issuance costs of approximately $3,098,000, consisting primarily of underwriting commissions and fees, legal and accounting fees and printing expenses.

Holders of the depositary shares are entitled to receive, when and as authorized by the Board of Directors, cumulative preferential cash dividends at the rate of 7.375% of the $25.00 liquidation preference per depositary share per annum (equivalent to a fixed annual amount of $1.84375 per depositary share). The Series C Preferred Stock underlying the depositary shares ranks senior to NNN’s common stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of NNN. NNN may redeem the Series C Preferred Stock underlying the depositary shares on or after October 12, 2011, for cash, at a redemption price of $2,500.00 per share (or $25.00 per depositary share), plus all accumulated, accrued and unpaid dividends.

In January 2007, NNN used $44,540,000 of the net proceeds from the offering to redeem the Series A Preferred Stock; and the remainder of the net proceeds were used to repay borrowings under the Credit Facility.

Common Stock Issuances. In March 2007, NNN issued 5,000,000 shares of common stock at a price of $24.70 per share and received net proceeds of $118,020,000. Subsequently, in April 2007, NNN issued an additional 750,000 shares of common stock in connection with the underwriters’ over-allotment option and received net proceeds of $17,730,000. In connection with this offering, NNN incurred stock issuance costs totaling approximately $6,217,000 consisting primarily of underwriters’ fees and commissions, legal and accounting fees and printing expenses.

In October 2007, NNN issued 4,000,000 shares of common stock at a price of $25.94 per share and received net proceeds of $99,150,000. In connection with this offering, NNN incurred stock issuance costs totaling approximately $4,874,000 consisting primarily of underwriters’ fees and commissions, legal and accounting fees. In October 2007, NNN used a portion of the net proceeds to repay the outstanding principal balance on its term note.

In October 2008, NNN issued 3,450,000 shares of common stock in a registered, underwritten public offering at a price of $23.05 per share and received net proceeds of $75,958,000. In connection with this offering, NNN incurred stock issuance costs totaling approximately $3,565,000 consisting primarily of underwriters’ fees and commissions, legal and accounting fees. NNN used the net proceeds to repay borrowings under the Credit Facility and to acquire Investment Properties.

Dividend Reinvestment and Stock Purchase Plan. In February 2006, NNN filed a shelf registration statement with the Commission for its Dividend Reinvestment and Stock Purchase Plan (“DRIP”), which permits the issuance by NNN of up to 12,191,394 shares of common stock. The DRIP provides an economical and convenient way for current stockholders and other interested new investors to invest in NNN’s common stock. The following outlines the common stock issuances pursuant to NNN’s DRIP for each of the years ended December 31 (dollars in thousands):

	2008	2007

Shares of common stock	2,146,640	2,645,257
Net proceeds	$47,372	$62,980

The proceeds from the issuances were used to pay down outstanding indebtedness under NNN’s Credit Facility.

Investment in Unconsolidated Affiliates.

In September 2007, NNN entered into a joint venture, NNN Retail Properties Fund I LLC (the “NNN Crow JV”), with an affiliate of Crow Holdings Realty Partners IV, L.P. NNN Crow JV owns real estate assets leased to convenience store operators from unrelated third parties. NNN owns a 15 percent equity interest in the joint venture which it accounts for under the equity method of accounting. Net income and losses of the joint venture are allocated to the members in accordance with their respective percentage interest. During the year ended December 31, 2007, in accordance with the terms of the joint venture agreement, NNN loaned $2,749,000 to the joint venture at an interest rate of 7.75%. The loan balance was paid in full in November 2007 (see Note 4).

Mortgages and Notes Receivable.

Mortgages and notes receivable consisted of the following at December 31 (dollars in thousands):

	2008	2007

Mortgages and notes receivable	$55,495	$58,556
Structured finance investments	4,514	14,359
Accrued interest receivables	387	578
Unamortized premium	84	165

	60,480	73,658
Less loan origination fees, net	(8)	(100)
Less allowance	-	(396)

	$60,472	$73,162

Mortgages are secured by real estate, real estate securities or other assets. Structured finance investments are secured by the borrowers’ pledge of their respective membership interests in the entities which own the respective real estate.

Commercial Mortgage Residual Interests.

In connection with the independent valuations of the Residuals’ fair value, NNN adjusted carrying value of the Residuals to reflect such fair value at December 31, 2008. The adjustments in the Residuals’ were recorded as an aggregate other than temporary valuation impairment of $758,000 and $638,000, for the years ended December 31, 2008 and 2007, respectively. NNN recorded $2,009,000 of unrealized gains and $326,000 of unrealized losses as other comprehensive income for the years ended December 31, 2008 and 2007, respectively.

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk

NNN is exposed to interest changes primarily as a result of its Credit Facility and its long-term, fixed rate debt used to finance NNN’s development and acquisition activities, and for general corporate purposes. NNN’s interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows and to lower its overall borrowing costs. To achieve its objectives, NNN borrows at both fixed and variable rates on its long-term debt. As of December 31, 2008, NNN had no outstanding derivatives.

The information in the table below summarizes NNN’s market risks associated with its debt obligations outstanding as of December 31, 2008 and 2007. The table presents principal cash flows and related interest rates by year for debt obligations outstanding as of December 31, 2008. The variable interest rates shown represent the weighted average rates for the Credit Facility at the end of the periods. The table incorporates only those debt obligations that exist as of December 31, 2008, and it does not consider those debt obligations or positions which could arise after this date. Moreover, because firm commitments are not presented in the table below, the information presented therein has limited predictive value. As a result, NNN’s ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise during the period, NNN’s hedging strategies at that time and interest rates. If interest rates on NNN’s variable rate debt increased by one percent, NNN’s interest expense would have increased approximately one percent for the year ended December 31, 2008.

Debt Obligations (dollars in thousands)
	Variable Rate Debt		Fixed Rate Debt
	Credit Facility		Mortgages		Unsecured Debt (2)
	Debt Obligation	Weighted Average Interest Rate(1)	Debt Obligation	Weighted Average Interest Rate	Debt Obligation (as adjusted)	Effective Interest Rate (as adjusted)
2009	$-	-	$1,001	7.02%	$-	-
2010	26,500	3.83%	1,022	7.02%	19,970	8.60%
2011	-	-	1,098	7.00%	140,498	5.84%
2012	-	-	19,291	6.99%	49,876	7.83%
2013	-	-	863	7.34%	215,624	7.19%
Thereafter	-	-	3,015	7.33%	548,633	6.45%

Total	$26,500	3.83%	$26,290	7.02%	$974,601	6.64%

Fair Value:
December 31, 2008	$26,500		$26,290		$709,944

December 31, 2007 (3)	$129,800		$27,480		$906,434

(1) The Credit Facility interest rate varies based upon a tiered rate structure ranging from 55 to 112.5 basis points above LIBOR based upon NNN’s debt rating.
(2) Includes NNN’s notes payable, net of unamortized discounts, and convertible notes payable, net of unamortized discounts. NNN uses Bloomberg to determine the fair value.

(3)        In February 2008, NNN repaid the outstanding principal balance on its notes payable – secured debt. As of December 31, 2007, the outstanding notes payable – secured debt obligations and the fair value of such was $12,000 with a 10.0% interest rate.

NNN is also exposed to market risks related to NNN’s Residuals. Factors that may impact the market value of the Residuals include delinquencies, loan losses, prepayment speeds and interest rates. The Residuals, which are reported at market value, had a carrying value of $22,000,000 and $24,340,000 as of December 31, 2008 and December 31, 2007, respectively. Unrealized gains and losses are reported as other comprehensive income in stockholders’ equity. Losses are considered other than temporary and are reported as a valuation impairment in earnings from operations if and when there has been a change in the timing or amount of estimated cash flows that leads to a loss in value.

Item 8.  Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

National Retail Properties, Inc. and Subsidiaries

We have audited National Retail Properties, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). National Retail Properties, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Managements’ Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, National Retail Properties, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of National Retail Properties, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008, and our report dated February 26, 2009, expressed an unqualified opinion thereon.

Miami, Florida

February 26, 2009

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

National Retail Properties, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of National Retail Properties Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedules listed in the index at Item 15(a). These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Retail Properties, Inc. and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for the each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the financial statements, National Retail Properties, Inc. has retrospectively adopted the provisions of new accounting pronouncements for noncontrolling interests, convertible debt and calculation of earnings per share.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), National Retail Properties, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2009 expressed an unqualified opinion thereon.

Miami, Florida

February 26, 2009,

except for the retrospective adjustments described in Note 1 and the effects of discontinued operations described in Note 18,

as to which the date is June 18, 2009

NATIONAL RETAIL PROPERTIES, INC.

and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share data)

ASSETS	December 31, 2008 (as adjusted)	December 31, 2007 (as adjusted)

Real estate, Investment Portfolio:
Accounted for using the operating method, net of accumulated depreciation and amortization	$2,357,894	$2,055,846
Accounted for using the direct financing method	31,240	37,497
Real estate, Inventory Portfolio, held for sale	101,106	248,611
Investment in unconsolidated affiliate	4,927	4,139
Mortgages, notes and accrued interest receivable, net of allowance	60,472	73,162
Commercial mortgage residual interests	22,000	24,340
Cash and cash equivalents	2,626	27,499
Receivables, net of allowance of $4,003 and $1,582, respectively	3,612	3,818
Accrued rental income, net of allowance of $4,144 and $3,077, respectively	23,972	24,652
Debt costs, net of accumulated amortization of $12,852 and $13,357, respectively	11,342	8,616
Other assets	30,280	31,493

Total assets	$2,649,471	$2,539,673

LIABILITIES AND STOCKHOLDERS’ EQUITY

Line of credit payable	$26,500	$129,800
Mortgages payable	26,290	27,480
Notes payable – secured	-	12,000
Notes payable – convertible, net of unamortized discount of $25,413 and $10,916, respectively	356,122	161,584
Notes payable, net of unamortized discount of $1,521 and $1,710, respectively	618,479	718,290
Accrued interest payable	7,608	11,243
Other liabilities	45,526	58,673

Total liabilities	1,080,525	1,119,070

Commitments and contingencies (Note 27)

Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 15,000,000 shares Series C, 3,680,000 depositary shares issued and outstanding, at stated liquidation value of $25 per share	92,000	92,000
Common stock, $0.01 par value. Authorized 190,000,000 shares; 78,415,051 and 72,527,729 shares issued and outstanding at December 31, 2008 and 2007, respectively	784	725
Excess stock, $0.01 par value. Authorized 205,000,000 shares; none issued or outstanding	-	-
Capital in excess of par value	1,337,018	1,189,564
Retained earnings (accumulated dividends in excess of net earnings)	134,644	134,383
Accumulated other comprehensive income	2,414	975

Total stockholders’ equity	1,566,860	1,417,647
Noncontrolling interests	2,086	2,956

Total equity	1,568,946	1,420,603

Total liabilities and equity	$2,649,471	$2,539,673

See accompanying notes to consolidated financial statements.

NATIONAL RETAIL PROPERTIES, INC.

and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(dollars in thousands, except per share data)

	Year Ended December 31,
	2008 (as adjusted)	2007 (as adjusted)	2006 (as adjusted)
Revenues:
Rental income from operating leases	$205,778	$159,885	$114,643
Earned income from direct financing leases	3,103	3,221	3,201
Percentage rent	1,104	1,425	552
Real estate expense reimbursement from tenants	7,058	5,647	4,538
Interest and other income from real estate transactions	4,352	4,834	4,436
Interest income on commercial mortgage residual interests	4,636	4,882	7,268

	226,031	179,894	134,638

Disposition of real estate, Inventory Portfolio:
Gross proceeds	4,900	1,750	36,705
Costs	(4,879)	(1,418)	(28,705)

Gain	21	332	8,000

Operating expenses:
General and administrative	24,868	23,542	24,007
Real estate	10,420	8,057	6,467
Depreciation and amortization	44,606	31,712	21,611
Impairment – real estate, Inventory Portfolio	-	416	-
Impairment – commercial mortgage residual interests valuation	758	638	8,779
Restructuring costs	-	-	1,580

	80,652	64,365	62,444

Earnings from operations	145,400	115,861	80,194

Other expenses (revenues):
Interest and other income	(3,748)	(4,751)	(3,805)
Interest expense	63,964	51,846	46,595
Loss on interest rate hedge	804	-	-

	61,020	47,095	42,790

Earnings from continuing operations before income tax benefit, equity in earnings of unconsolidated affiliates, gain on disposition of equity investment and gain on extinguishment of debt	84,380	68,766	37,404

Income tax benefit	7,501	8,536	11,231
Equity in earnings of unconsolidated affiliates	364	49	122
Gain on disposition of equity investment	-	-	11,373
Gain on extinguishment of debt	4,961	-	-

Earnings from continuing operations	97,206	77,351	60,130

Earnings from discontinued operations:
Real estate, Investment Portfolio (Note 18)	12,767	68,439	115,148
Real estate, Inventory Portfolio, net of income tax expense (Note 18)	9,998	9,952	9,144

	22,765	78,391	124,292

Earnings including noncontrolling interests	119,971	155,742	184,422

Earnings attributable to noncontrolling interests:
Continuing operations	304	188	(1,664)
Discontinued operations	(3,122)	(1,331)	(958)

	(2,818)	(1,143)	(2,622)

Net earnings available to the Company’s stockholders	117,153	154,599	181,800
Other comprehensive income	2,414	(3,723)	4,698

Total comprehensive income	$119,567	$150,876	$186,498

See accompanying notes to consolidated financial statements.

NATIONAL RETAIL PROPERTIES, INC.

and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS - CONTINUED

(dollars in thousands, except per share data)

	Year Ended December 31,
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)
Net earnings available to the Company’s stockholders	$117,153	$154,599	$181,800
Series A preferred stock dividends	-	-	(4,376)
Series B convertible preferred stock dividends	-	-	(419)
Series C preferred stock dividends	(6,785)	(6,785)	(923)

Net earnings available to common stockholders – basic	110,368	147,814	176,082
Series B convertible preferred stock dividends, if dilutive	-	-	419
Earnings attributable to unvested shares	-	(622)	(714)

Net earnings available to common stockholders – diluted	$110,368	$147,192	$175,787

Net earnings per share of common stock:
Basic:
Continuing operations	$1.21	$1.07	$0.91
Discontinued operations	0.27	1.16	2.15

Net earnings	$1.48	$2.23	$3.06

Diluted:
Continuing operations	$1.22	$1.06	$0.88
Discontinued operations	0.26	1.16	2.15

Net earnings	$1.48	$2.22	$3.03

Weighted average number of common shares outstanding:
Basic	74,249,137	66,152,437	57,428,063

Diluted	74,344,231	66,263,980	57,965,508

See accompanying notes to consolidated financial statements.

NATIONAL RETAIL PROPERTIES, INC.

and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

Years Ended December 31, 2008, 2007 and 2006

(dollars in thousands, except per share data)

	Series A Preferred Stock	Series B Convertible Stock	Series C Preferred Stock	Common Stock	Capital in Excess of Par Value (as adjusted)	Retained Earnings (Accumulated in Dividends in Excess of Net Earnings (as adjusted)	Accumulated Other Comprehensive Income (as adjusted)	Total Stockholders’ Equity (as adjusted)	Noncontrolling Interests	Total Equity

Balances at December 31, 2005	$44,540	$25,000	$-	$551	$778,485	$(20,489)	$-	$828,087	$4,939	$833,026

Net earnings	-	-	-	-	-	181,800	-	181,800	2,622	184,422
Dividends declared and paid:
$2.25 per share of Series A preferred stock	-	-	-	-	-	(4,376)	-	(4,376)	-	(4,376)
$41.875 per share of Series B convertible preferred stock(1)	-	-	-	-	-	(419)	-	(419)	-	(419)
$0.250955 per depositary share of Series C preferred stock	-	-	-	-	-	(923)	-	(923)	-	(923)
$1.32 per share of common stock	-	-	-	3	7,073	(76,035)		(68,959)	-	(68,959)
Conversion of 10,000 shares of Series B convertible preferred stock to 1,293,996 shares of common stock	-	(25,000)	-	13	24,987	-	-	-	-	-
Issuance of 3,680,000 depositary shares of Series C preferred stock	-	-	92,000	-	-	-	-	92,000	-	92,000
Issuance of common stock:
272,184 shares	-	-	-	3	4,654	-	-	4,657	-	4,657
2,715,235 shares – discounted stock purchase program	-	-	-	27	58,632	-	-	58,659	-	58,659
Issuance of 79,500 shares of restricted common stock	-	-	-	1	(1)	-	-	-	-	-
Stock issuance costs	-	-	-	-	(3,111)	-	-	(3,111)	-	(3,111)
Equity component of Convertible debt	-	-	-	-	14,200	-	-	14,200	-	14,200
Amortization of deferred compensation	-	-	-	-	3,166	-	-	3,166	-	3,166
Treasury lock – gain on interest rate hedge(2)	-	-	-	-	-	-	3,653	3,653	-	3,653
Amortization of interest rate hedge	-	-	-	-	-	-	(345)	(345)	-	(345)
Unrealized gain – commercial mortgage residual interests	-	-	-	-	-	-	1,471	1,471	521	1,992
Stock value adjustment	-	-	-	-	-	-	(81)	(81)	-	(81)
Contributions from noncontrolling interests	-	-	-	-	-	-	-	-	2	2
Distributions to noncontrolling interests	-	-	-	-	-	-		-	(5,817)	(5,817)
Other	-	-	-	-	-	-		-	(648)	(648)

Balances at December 31, 2006	$44,540	$-	$92,000	$598	$888,085	$79,558	$4,698	$1,109,479	$1,619	$1,111,098

(1)	Includes $367 dividends paid in January 2007.
(2)

Fair value of interest rate hedge net of prior year amortization reclassified from NNN’s unsecured notes payable from the unamortized interest rate hedge gain resulting from the termination of the $94,000 swap in June 2004.

See accompanying notes to consolidated financial statements.

NATIONAL RETAIL PROPERTIES, INC.

and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY – CONTINUED

Years Ended December 31, 2008, 2007 and 2006

(dollars in thousands, except per share data)

	Series A Preferred Stock	Series B Convertible Preferred Stock	Series C Preferred Stock	Common Stock	Capital in Excess of Par Value (as adjusted)	Retained Earnings (Accumulated Dividends in Excess of Net Earnings) (as adjusted)	Accumulated Other Comprehensive Income (as adjusted)	Total Stockholders’ Equity (as adjusted)	Noncontrolling Interests	Total Equity

Balances at December 31, 2006	$44,540	$-	$92,000	$598	$888,085	$79,558	$4,698	$1,109,479	$1,619	$1,111,098

Net earnings	-	-	-	-	-	154,599	-	154,599	1,143	155,742
Dividends declared and paid:
$1.84375 per depositary share of Series C preferred stock	-	-	-	-	-	(6,785)	-	(6,785)	-	(6,785)
$1.40 per share of common stock	-	-	-	6	13,947	(92,989)	-	(79,036)	-	(79,036)
Redemption of 1,781,589 shares of Series A preferred stock	(44,540)	-	-	-	-	-	-	(44,540)	-	(44,540)
Issuance of common stock:
9,861,323 shares	-	-	-	98	247,643	-	-	247,741	-	247,741
2,054,805 shares – discounted stock purchase program	-	-	-	21	49,006	-	-	49,027	-	49,027
Issuance of 198,119 shares of restricted common stock	-	-	-	2	(2)	-	-	-	-	-
Stock issuance costs	-	-	-	-	(11,206)	-	-	(11,206)	-	(11,206)
Amortization of deferred compensation	-	-	-	-	2,091	-	-	2,091	-	2,091
Interest rate hedge termination	-	-	-	-	-	-	(3,119)	(3,119)	-	(3,119)
Amortization of interest rate hedges	-	-	-	-	-	-	(309)	(309)	-	(309)
Unrealized loss – commercial mortgage residual interests	-	-	-	-	-	-	(427)	(427)	101	(326)
Stock value adjustment	-	-	-	-	-	-	132	132	-	132
Contributions from noncontrolling interests	-	-	-	-	-	-	-	-	155	155
Distributions to noncontrolling interests	-	-	-	-	-	-	-	-	(62)	(62)

Balances at December 31, 2007	$-	$-	$92,000	$725	$1,189,564	$134,383	$975	$1,417,647	$2,956	$1,420,603

See accompanying notes to consolidated financial statements.

NATIONAL RETAIL PROPERTIES, INC.

and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY – CONTINUED

Years Ended December 31, 2008, 2007 and 2006

(dollars in thousands, except per share data)

	Series A Preferred Stock	Series B Convertible Preferred Stock	Series C Preferred Stock	Common Stock	Capital in Excess of Par Value (as adjusted)	Retained Earnings (Accumulated Dividends in Excess of Net Earnings) (as adjusted)	Accumulated Other Comprehensive Income (as adjusted)	Total Stockholders’ Equity (as adjusted)	Noncontrolling Interests	Total Equity

Balances at December 31, 2007	$-	$-	$92,000	$725	$1,189,564	$134,383	$975	$1,417,647	$2,956	$1,420,603

Net earnings	-	-	-	-	-	117,153	-	117,153	2,818	119,971
Dividends declared and paid:
$1.84375 per depositary share of Series C preferred stock	-	-	-	-	-	(6,785)	-	(6,785)	-	(6,785)
$1.48 per share of common stock	-	-	-	4	8,472	(110,107)	-	(101,631)	-	(101,631)
Issuance of common stock:
3,523,285 shares	-	-	-	35	80,633	-	-	80,668	-	80,668
1,753,201 shares – discounted stock purchase program	-	-	-	18	38,878	-	-	38,896	-	38,896
Issuance of 217,397 shares of restricted common stock	-	-	-	2	(2)	-	-	-	-	-
Stock issuance costs	-	-	-	-	(3,582)	-	-	(3,582)	-	(3,582)
Equity component of Convertible debt	-	-	-	-	20,467	-	-	20,467	-	20,467
Amortization of deferred compensation	-	-	-	-	2,588	-	-	2,588	-	2,588
Interest rate hedge termination	-	-	-	-	-	-	(162)	(162)	-	(162)
Amortization of interest rate hedges	-	-	-	-	-	-	(109)	(109)	-	(109)
Unrealized gain – commercial mortgage residual interests	-	-	-	-	-	-	1,760	1,760	249	2,009
Stock value adjustment	-	-	-	-	-	-	(50)	(50)	-	(50)
Contributions from noncontrolling interests	-	-	-	-	-	-	-	-	41	41
Distributions to noncontrolling interests	-	-	-	-	-	-		-	(5,483)	(5,483)
Other	-	-	-	-	-	-	-	-	1,505	1,505

Balances at December 31, 2008	$-	$-	$92,000	$784	$1,337,018	$134,644	$2,414	$1,566,860	$2,086	$1,568,946

See accompanying notes to consolidated financial statements.

NATIONAL RETAIL PROPERTIES, INC.

and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year Ended December 31,
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)

Cash flows from operating activities:
Earnings including noncontrolling interests	$119,971	$155,742	$184,422
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock compensation expense	2,588	2,091	3,170
Depreciation and amortization	45,347	32,927	24,506
Impairment – real estate	5,660	1,970	693
Impairment – commercial mortgage residual interests valuation	758	638	8,779
Amortization of notes payable discount	5,670	2,724	860
Amortization of deferred interest rate hedges	(162)	(309)	(345)
Equity in earnings of unconsolidated affiliates	(364)	(49)	(122)
Distributions received from unconsolidated affiliates	439	30	864
Gain on disposition of real estate, Investment Portfolio	(9,980)	(56,625)	(91,165)
Gain on disposition of equity investment	-	-	(11,373)
Gain on extinguishment of debt	(4,961)	-	-
Gain on disposition of real estate, Inventory Portfolio	(12,665)	(12,133)	(13,781)
Deferred income taxes	(5,593)	(4,590)	(8,366)
Change in operating assets and liabilities, net of assets acquired and liabilities assumed in business combinations:
Additions to real estate, Inventory Portfolio	(33,745)	(165,160)	(195,956)
Proceeds from disposition of real estate, Inventory Portfolio	128,785	160,173	101,324
Decrease in real estate leased to others using the direct financing method	1,195	2,130	2,982
Decrease (increase) in work in process	47	(4,217)	(3,315)
Decrease (increase) in mortgages, notes and accrued interest receivable	(217)	(301)	795
Decrease in receivables	243	3,924	642
Increase in accrued rental income	(978)	(2,631)	(5,777)
Decrease (increase) in other assets	951	3,615	(520)
Increase (decrease) in accrued interest payable	(3,635)	5,254	450
Increase (decrease) in other liabilities	(1,463)	4,510	1,951
Increase (decrease) in current tax liability	(1,143)	(79)	958

Net cash provided by operating activities	236,748	129,634	1,676

Cash flows from investing activities:
Proceeds from the disposition of real estate, Investment Portfolio	60,027	136,295	222,778
Proceeds from the disposition of equity investment	-	-	10,239
Additions to real estate, Investment Portfolio:
Accounted for using the operating method	(352,618)	(677,101)	(351,100)
Accounted for using the direct financing method	-	-	(1,449)
Investment in unconsolidated affiliates	(901)	(4,156)	-
Increase in mortgages and notes receivable	(29,934)	(44,888)	(18,371)
Principal payments on mortgages and notes	64,589	19,862	39,075
Cash received from commercial mortgage residual interests	3,591	6,208	16,885
Restricted cash	-	36,587	(6,396)
Payment of lease costs	(922)	(2,912)	(2,790)
Other	(136)	(6,612)	1,030

Net cash used in investing activities	(256,304)	(536,717)	(90,099)

See accompanying notes to consolidated financial statements.

NATIONAL RETAIL PROPERTIES, INC.

and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – CONTINUED

(dollars in thousands)

	Year Ended December 31,
	2008	2007	2006
	(as adjusted)	(as adjusted)	(as adjusted)

Cash flows from financing activities:
Proceeds from line of credit payable	$516,000	$662,300	$379,000
Repayment of line of credit payable	(619,300)	(560,500)	(513,300)
Repayment of mortgages payable	(1,190)	(8,412)	(20,241)
Proceeds from notes payable – convertible	234,035	-	172,500
Repayment of notes payable – secured	(12,000)	(33,300)	-
Proceeds from notes payable	-	249,122	-
Repayment of notes payable	(100,000)	-	(3,750)
Repayment of notes payable – convertible	(19,188)	-	-
Payment of interest rate hedge	-	(3,228)	-
Payment of debt costs	(5,813)	(2,453)	(3,864)
Repayment of financing lease obligation	-	(26,007)	-
Proceeds from issuance of common stock	128,039	310,721	70,392
Proceeds from issuance of preferred stock	-	-	88,902
Redemption of 1,781,589 shares of Series A preferred stock	-	(44,540)	-
Payment of Series A preferred stock dividends	-	-	(4,376)
Payment of Series B convertible preferred stock dividends	-	-	(419)
Payment of Series C preferred stock dividends	(6,785)	(6,785)	(923)
Payment of common stock dividends	(110,107)	(92,989)	(76,039)
Noncontrolling interest distributions	(5,483)	(62)	(5,817)
Noncontrolling interest contributions	41	155	2
Stock issuance costs	(3,566)	(11,115)	(203)

Net cash provided (used in) by financing activities	(5,317)	432,907	81,864

Net increase (decrease) in cash and cash equivalents	(24,873)	25,824	(6,559)

Cash and cash equivalents at beginning of year	27,499	1,675	8,234

Cash and cash equivalents at end of year	$2,626	$27,499	$1,675

Supplemental disclosure of cash flow information:
Interest paid, net of amount capitalized	$69,395	$51,824	$50,774

Taxes paid	$3,441	$1,375	$1,137

Supplemental disclosure of non-cash investing and financing activities:
Issued 225,517, 211,118 and 79,500 shares of restricted and unrestricted common stock in 2008, 2007 and 2006, respectively, pursuant to NNN’s performance incentive plan	$3,796	$4,323	$1,763

Converted 10,000 shares of Series B convertible preferred stock to 1,293,996 shares of common stock in 2006	$-	$-	$25,000

Issued 12,766, 7,750 and 14,062 shares of common stock in 2008, 2007 and 2006, respectively to directors pursuant to NNN’s performance incentive plan	$262	$182	$307

Issued 26,879, 16,346 and 33,379 shares of common stock in 2008, 2007 and 2006, respectively pursuant to NNN’s Deferred Director Fee Plan	$449	$331	$655

Surrender of 2,520 and 8,600 shares of restricted common stock in 2008 and 2007, respectively	$58	$182	$-

Dividends on unvested restricted stock shares	$-	$-	$4

Change in other comprehensive income	$2,414	$(3,723)	$4,698

Change in lease classification	$300	$-	$885

Transfer of real estate from Inventory Portfolio to Investment Portfolio	$29,948	$14,845	$12,933

Note and mortgage notes receivable accepted in connection with real estate transactions	$24,245	$9,747	$1,582

Assignment of mortgage payable in connection with the disposition of real estate	$-	$-	$95,000

Interest rate hedge	$-	$109	$-

Real estate acquired in connection with foreclosure	$2,497	$-	$-

See accompanying notes to consolidated financial statements.

NATIONAL RETAIL PROPERTIES, INC.

and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2008, 2007 and 2006

Note 1 – Organization and Summary of Significant Accounting Policies:

Organization and Nature of Business – National Retail Properties, Inc., a Maryland corporation, is a fully integrated real estate investment trust (“REIT”) formed in 1984. The term “NNN” or the “Company” refers to National Retail Properties, Inc. and all of its consolidated subsidiaries. NNN has elected to treat certain subsidiaries as taxable REIT subsidiaries. These subsidiaries and their majority owned and controlled subsidiaries are collectively referred to as the “TRS.”

NNN’s operations are divided into two primary business segments: (i) investment assets, including real estate assets, mortgages and notes receivable (including structured finance investments) on the consolidated balance sheets and commercial mortgage residual interests (collectively, “Investment Assets”), and (ii) inventory real estate assets (“Inventory Assets”). NNN acquires, owns, invests in, manages and develops properties that are leased primarily to retail tenants under long-term net leases (“Investment Properties” or “Investment Portfolio”). As of December 31, 2008, NNN owned 1,005 Investment Properties, with an aggregate gross leasable area of 11,251,000 square feet, located in 44 states. In addition, as of December 31, 2008, NNN’s Investment Assets included $60,472,000 in mortgages, notes and interest receivable (including structured finance investments) and $22,000,000 in commercial mortgage residual interests. The Inventory Assets are operated through the TRS. The TRS, directly and indirectly, through investment interests, acquires and/or develops real estate primarily for the purpose of selling the real estate (“Inventory Properties” or “Inventory Portfolio”). As of December 31, 2008, the TRS owned 32 Inventory Properties.

Principles of Consolidation – In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”). This Interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” addresses consolidation by business enterprises of variable interest entities.

NNN’s consolidated financial statements include the accounts of each of the respective majority owned and controlled affiliates. All significant intercompany account balances and transactions have been eliminated. NNN applies the equity method of accounting to investments in partnerships and joint ventures that are not subject to control by NNN due to the significance of rights held by other parties.

The TRS develops real estate through various joint venture development affiliate agreements. NNN consolidates the joint venture development entities listed in the table below based upon either NNN being the primary beneficiary of the respective variable interest entity or NNN having a controlling interest over the respective entity. NNN eliminates significant intercompany balances and transactions and records a noncontrolling interest for its other partners’ ownership percentage. The following table summarizes each of the investments as of December 31, 2008:

Date of Agreement	Entity Name	TRS’ Ownership %
November 2002	WG Grand Prairie TX, LLC	60%
February 2003	Gator Pearson, LLC	50%
February 2004	CNLRS Yosemite Park CO, LLC	50%
September 2004	CNLRS Bismarck ND, LLC	50%
February 2006	CNLRS BEP, L.P.	50%
February 2006	CNLRS Rockwall, L.P.	50%
September 2006	NNN Harrison Crossing, L.P.	50%
September 2006	CNLRS RGI Bonita Springs, LLC	50%

NNN no longer holds an interest in the collective partnership interest of CNL Plaza, Ltd. and CNL Plaza Venture, Ltd. (collectively, “Plaza”). In October 2006, NNN sold its equity investment for $10,239,000 (see Note 4).

In September 2007, NNN entered into a joint venture, NNN Retail Properties Fund I LLC (the “NNN Crow JV”) with an affiliate of Crow Holdings Realty Partners IV, LP (see Note 4).

Real Estate – Investment Portfolio – NNN records the acquisition of real estate at cost, including acquisition and closing costs. The cost of properties developed by NNN includes direct and indirect costs of construction, property taxes, interest and other miscellaneous costs incurred during the development period until the project is substantially complete and available for occupancy.

Purchase Accounting for Acquisition of Real Estate Subject to a Lease – In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS 141”), the fair value of the real estate acquired with in-place leases is allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, value of in-place leases and value of tenant relationships, based in each case on their relative fair values.

The fair value of the tangible assets of an acquired leased property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and tenant improvements based on the determination of the relative fair values of these assets. The as-if-vacant fair value of a property is provided to management by a qualified appraiser.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded as other assets or liabilities based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases, and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental income over the initial term.

The aggregate value of other acquired intangible assets, consisting of in-place leases, is measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as-if-vacant, determined as set forth above. The value of in-place leases exclusive of the value of above-market and below-

market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

The value of tenant relationships is reviewed on individual transactions to determine if future value was derived from the acquisition.

Real estate is generally leased to tenants on a net lease basis, whereby the tenant is responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the operating or the direct financing method. Such methods are described below:

Operating method – Leases accounted for using the operating method are recorded at the cost of the real estate. Revenue is recognized as rentals are earned and expenses (including depreciation) are charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives. Leasehold interests are amortized on the straight-line method over the terms of their respective leases. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease. Accrued rental income is the aggregate difference between the scheduled rents which vary during the lease term and the income recognized on a straight-line basis.

Direct financing method – Leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the property). Unearned income is deferred and amortized into income over the lease terms so as to produce a constant periodic rate of return on NNN’s net investment in the leases.

Real Estate – Inventory Portfolio – The TRS acquires and/or develops and owns properties for the purpose of selling the real estate. The properties that are classified as held for sale at any given time may consist of properties that have been acquired in the marketplace with the intent to sell and properties that have been, or are currently being, constructed by the TRS. The TRS records the acquisition of the real estate at cost, including the acquisition and closing costs. The cost of the real estate developed by the TRS includes direct and indirect costs of construction, interest and other miscellaneous costs incurred during the development period until the project is substantially complete and available for occupancy. Real estate held for sale is not depreciated. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the TRS classifies its real estate held for sale as discontinued operations for each property in which rental revenues are generated.

Impairment – Real Estate – Management periodically assesses its real estate for possible impairment whenever events or changes in circumstances indicate that the carrying value of the asset, including accrued rental income, may not be recoverable through operations. Management determines whether an impairment in value has occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the real estate, with the carrying cost of the individual asset. If an impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value.

Real Estate Dispositions – When real estate is disposed of, the related cost, accumulated depreciation or amortization and any accrued rental income for operating leases and the net investment for direct financing leases are removed from the accounts and gains and losses from the dispositions are reflected in income. Gains from the disposition of real estate are generally recognized using the full accrual method in accordance with the provisions of SFAS No. 66 “Accounting for Real Estate Sales,” provided that various criteria relating to the terms of the sale and any subsequent involvement by NNN with the real estate sold are met. Lease termination fees are recognized when the related leases are cancelled and NNN no longer has a continuing obligation to provide services to the former tenants.

Valuation of Mortgages, Notes and Accrued Interest – The allowance related to the mortgages, notes and accrued interest is NNN’s best estimate of the amount of probable credit losses. The allowance is determined on an individual note basis in reviewing any payment past due for over 90 days. Any outstanding amounts are written off against the allowance when all possible means of collection have been exhausted.

Investment in Unconsolidated Affiliates – NNN accounts for each of its investments in unconsolidated affiliates under the equity method of accounting (see Note 4).

Commercial Mortgage Residual Interests, at Fair Value – Commercial mortgage residual interests, classified as available for sale, are reported at their market values with unrealized gains and losses reported as other comprehensive income in stockholders’ equity. The commercial mortgage residual interests were acquired in connection with the acquisition of 78.9 percent equity interest of Orange Avenue Mortgage Investments, Inc. (“OAMI”). NNN recognizes the excess of all cash flows attributable to the commercial mortgage residual interests estimated at the acquisition/transaction date over the initial investment (the accretable yield) as interest income over the life of the beneficial interest using the effective yield method. Losses are considered other than temporary valuation impairments if and when there has been a change in the timing or amount of estimated cash flows, exclusive of changes in interest rates, that leads to a loss in value. Certain of the commercial mortgage residual interests were pledged as security for notes payable.

Cash and Cash Equivalents – NNN considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents consist of cash and money market accounts. Cash equivalents are stated at cost plus accrued interest, which approximates fair value.

Cash accounts maintained on behalf of NNN in demand deposits at commercial banks and money market funds may exceed federally insured levels; however, NNN has not experienced any losses in such accounts.

Valuation of Receivables – NNN estimates of the collectibility of its accounts receivable related to rents, expense reimbursements and other revenues. NNN analyzes accounts receivable and historical bad debt levels, customer credit-worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. In addition, tenants in bankruptcy are analyzed and estimates are made in connection with the expected recovery of pre-petition and post-petition claims.

Debt Costs – Debt costs incurred in connection with NNN’s $400,000,000 line of credit and mortgages payable have been deferred and are being amortized over the term of the respective loan commitment using the straight-line method, which approximates the effective interest method. Debt costs incurred in connection with the issuance of NNN’s notes payable have been deferred and are being amortized over the term of the respective debt obligation using the effective interest method.

Revenue Recognition – Rental revenues for non-development real estate assets are recognized when earned in accordance with SFAS 13, “Accounting for Leases,” based on the terms of the lease at the time of acquisition of the leased asset. Rental revenues for properties under construction commence upon completion of construction of the leased asset and delivery of the leased asset to the tenant.

Earnings Per Share – Earnings per share have been computed pursuant to the provisions of SFAS 128, “Earnings Per Share.” Effective January 1, 2009, NNN adopted FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP 03-6-1”). The Company’s unvested restricted share units contain rights to receive nonforfeitable dividends, and thus, are participating securities requiring the two-class method of computing earnings per share. Under the two-class method, earnings per common share are computed by dividing the sum of distributed earnings to common stockholders and undistributed earnings allocated to common stockholders by the weighted average number of common shares outstanding for the period. In applying the two-class method, undistributed earnings are allocated to both common shares and participating securities based on the weighted average shares outstanding during the period. The following table shows the basic and diluted net earnings per common share as originally reported in the Company’s 2008 Form 10-K as compared to this current Report on Form 8-K:

	Year Ended December 31,
	2008		2007		2006
	As Originally Filed in Form 10-K	Reported in Form 8-K	As Originally Filed in Form 10-K	Reported in Form 8-K	As Originally Filed in Form 10-K	Reported in Form 8-K
Net earnings per share of common stock:
Basic:
Continuing operations	$1.31	$1.21	$1.12	$1.07	$0.94	$0.91
Discontinued operations	0.26	0.27	1.15	1.16	2.14	2.15

Net Earnings	$1.57	$1.48	$2.27	$2.23	$3.08	$3.06

Diluted:
Continuing operations	$1.30	$1.21	$1.11	$1.06	$0.94	$0.88
Discontinued operations	0.26	0.27	1.15	1.16	2.11	2.15

Net Earnings	$1.56	$1.48	$2.26	$2.22	$3.05	$3.03

In April 2006, the Series B Convertible Preferred shares were converted into 1,293,996 shares of common stock and therefore are included in the computation of both basic and diluted weighted average shares outstanding. In addition, the potential dilutive shares related to convertible notes payable were not included in computing earnings per common share because their effects would be antidilutive.

Stock-Based Compensation – On January 1, 2006, NNN adopted the provisions of SFAS No. 123 (R), “Share-Based Payments” (“SFAS 123R”), under the modified prospective method. Under the modified prospective method, compensation cost is recognized for all awards granted after the adoption of this standard and for the unvested portion of previously granted awards that are outstanding as of that date. In accordance with SFAS 123R, NNN estimates the fair value of restricted stock and stock option grants at the date of grant and amortizes those amounts into expense on a straight line basis or amount vested, if greater, over the appropriate vesting period. Adoption of SFAS 123R did not have a significant impact on NNN’s earnings from continuing operations, net earnings, cash flow from operations, cash flow from financing activities and basic and diluted earnings per share for the years following the adoption of SFAS 123R provisions.

Income Taxes – NNN has made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. NNN generally will not be subject to federal income taxes on amounts distributed to stockholders, providing it distributes 100 percent of its real estate investment trust taxable income and meets certain other requirements for qualifying as a REIT. For each of the years in the three-year period ended December 31, 2008, NNN believes it has qualified as a REIT. Notwithstanding NNN’s qualification for taxation as a REIT, NNN is subject to certain state taxes on its income and real estate.

NNN and its taxable REIT subsidiaries have made timely TRS elections pursuant to the provisions of the REIT Modernization Act. A TRS is able to engage in activities resulting in income that previously would have been disqualified from being eligible REIT income under the federal income tax regulations. As a result, certain activities of NNN which occur within its TRS entities are subject to federal and state income taxes (See Note 3). All provisions for federal income taxes in the accompanying consolidated financial statements are attributable to NNN’s taxable REIT subsidiaries and to OAMI’s built-in-gain tax liability.

Income taxes are accounted for under the asset and liability method as required by SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the temporary differences based on estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

New Accounting Standards – In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”) the objective of which is to improve and simplify the accounting for business combinations. This statement requires the new acquiring entity to recognize all assets acquired and liabilities assumed in business combination transactions; establishes an acquisition-date fair value for said assets and liabilities; and requires full disclosure of the financial effect of the acquisition. SFAS 141(R) excludes joint ventures and common control transactions. SFAS 141(R) is effective for fiscal years beginning on or after December 15, 2008, and should be applied prospectively. The adoption of SFAS 141(R) will not have a significant impact on NNN’s financial position or results of operations.

In February 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions” (“FSP 140-3”), to provide guidance for determining whether or not these transactions should be considered a linked transaction for the purposes of assessing whether sale accounting is appropriate under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (“SFAS 140”). For transactions within its scope, FSP 140-3 presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement, as a linked transaction. However, if certain criteria are met, the initial transfer and repurchase financing should not be evaluated as a linked transaction and should be evaluated separately under SFAS 140. This FSP is effective for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. Earlier application is not permitted. The adoption of FSP 140-3 will not have a significant impact on NNN’s financial position or results of operations.

In March 2008, FASB issued SFAS No. 161, (“SFAS 161”), ”Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133,” “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). SFAS 161 provides for enhanced disclosures about how and why an entity uses derivatives and how and where those derivatives and related hedged items are reported in the entity’s financial statements. The statement requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format and the cross referencing in footnotes to enable financial statement users to locate important information about derivative instruments. SFAS 161 applies to all entities and all derivative instruments and related hedged items accounted for under SFAS 133. SFAS 161 is effective prospectively for the financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early application is encouraged. The adoption of SFAS 161 will not have a significant impact on NNN’s financial position or results of operations.

In May 2008, FASB issued SFAS No. 162, ”The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”), the objective of which is to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (“GAAP”) for non-governmental entities. SFAS 162 became effective 60 days following the Commission’s approval on September 16, 2008 of the Public Company Accounting Oversight Board Auditing (“PCAOB”) amendments to AU Section 411, ”The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The adoption of SFAS 162 did not have an impact on NNN’s financial position or results of operations.

In September 2008, FASB issued FSP No. FAS 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (“FSP 133-1). FSP 133-1 amends SFAS 133 and FASB Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees.” The objective of this FSP is to require additional disclosures in order to adequately address the potential adverse effects of changes in credit risk on financial position, financial performance, and cash flows of the sellers of credit derivatives and certain guarantees. The provisions of FSP 133-1 is effective for reporting periods (annual or interim) ending after November 15, 2008, and earlier application is encouraged to facilitate comparisons at initial adoption. This FSP requires comparative disclosures only for periods ending subsequent to initial adoption. The adoption of FSP 133-1 will not have a significant impact on NNN’s financial position or results of operations.

In October 2008, FASB issued FSP No. FAS 157-3, “Determining the Fair Value of a Financial Asset When The Market for That Asset Is Not Active” (“FSP 157-3”) in order to provide clarity and give examples on how fair market value should be determined in an illiquid or non-active market. The FSP is effective upon issuance and for prior periods for which financial statements have not been issued. FSP 157-3 requires that revisions resulting from a change in valuation technique or application shall be accounted for as a change in accounting estimate under SFAS No. 154, “Accounting Changes and Error Corrections.” The adoption of FSP 157-3 did not have a significant impact on NNN’s financial position or results of operations.

In December 2008, FASB issued FSP No. FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP 140-4”). Among other requirements, this FSP calls for public entities to provide additional disclosures about transferors’ continuing involvements with transferred financial assets. This FSP is effective for the first reporting period (interim or annual) ending after December 15, 2008, and earlier application is encouraged. The adoption of FSP 140-4 will not have a significant impact on NNN’s financial position or results of operations.

In November 2008, FASB ratified EITF No. 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”), which clarifies accounting and impairment considerations involving equity method investments after the effective date of both SFAS 141(R) and SFAS 160. EITF 08-6 addresses questions relating to how revised business combinations and noncontrolling interests in accounting will impact equity method investments. EITF 08-6 is effective on a prospective basis for fiscal years beginning on or after December 15, 2008, and for interim periods within those fiscal years. The adoption of EITF 08-6 will not have a significant impact on NNN’s financial position or results of operations.

In November 2008, FASB ratified EITF No. 08-8, “Accounting for an Instrument (or an Embedded Feature) with a Settlement Amount That Is Based on the Stock of an Entity’s Consolidated Subsidiary” (“EITF 08-8”). EITF 08-8 clarifies whether a financial instrument, within the scope of this Issue, is not precluded from being indexed to an entity’s stock in the parent’s consolidated financial statements. EITF 08-8 is effective for fiscal years beginning on or after December 15, 2008, and for interim periods in those fiscal years. The adoption of EITF 08-8 will not have a significant impact on NNN’s financial position or results of operations.

Adoption of New Accounting Standards with change in Accounting Principles – Effective January 1, 2009, NNN adopted FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The standard requires the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) to be separately accounted for in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 requires the debt component to be recorded based upon the estimated fair value of similar non-convertible debt. The resulting debt discount is to be amortized over the period during which the debt is expected to be outstanding as additional non-cash interest expense.

FSP APB 14-1 requires application of the standard on a retrospective basis. The adoption of FSP APB 14-1 resulted in the following non-cash adjustments:

	December 31, 2008	December 31, 2007	December 31, 2006

Notes payable, as reported	$381,535	$172,500	$172,500
Adjustments resulting from the retrospective restatement	(25,413)	(10,916)	(13,476)

Notes payable, restated	$356,122	$161,584	$159,024

Retained earnings, as reported	$143,789	$137,599	$80,263
Adjustments resulting from the retrospective restatement	(9,145)	(3,216)	(705)

Retained earnings, as restated	$134,644	$134,383	$79,558

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006

Net earnings, as reported	$123,082	$157,110	$182,505
Non-cash adjustments:
Additional interest expense	(5,481)	(2,560)	(723)
Decrease in amortization	55	49	18
Adjustment to gain on extinguishment of debt	(503)	-	-

Net earnings, restated	$117,153	$154,599	$181,800

Adjustments to net earnings per share of common stock resulting from the retrospective restatement:
Continuing operations:
Basic	$0.08	$0.04	$0.01

Diluted	$0.08	$0.04	$0.02

Effective January 1, 2009, NNN implemented SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51” (“SFAS 160”), which requires noncontrolling interests, previously called minority interest, to be presented as a component of equity. In addition, SFAS 160 requires disclosure on the face of the consolidated statement of earnings of the amounts of consolidated net income attributable to the parent and to the noncontrolling interests. SFAS 160 was applied prospectively with the exception of presentation and disclosure requirements, which were applied retrospectively for all periods presented. The adoption of SFAS 160 did not have a material impact on NNN’s financial position or results of operations.

Effective January 1, 2009, NNN implemented, FSP 03-6-1, which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and therefore need to be included in the earnings allocation in computing earnings per share under the two-class method as discussed in SFAS No. 128, “Earnings Per Share.” This FSP was applied prospectively with the exception of presentation and disclosure requirements, which were applied retrospectively for all periods presented. The adoption of FSP 03-6-1 did not have a material impact on NNN’s financial position or results of operations.

Use of Estimates – Management of NNN has made a number of estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Significant estimates include provision for impairment and allowances for certain assets, accruals, useful lives of assets and capitalization of costs. Actual results could differ from those estimates.

Reclassification – Certain items in the prior year’s consolidated financial statements and notes to consolidated financial statements have been reclassified to conform to the 2008 presentation. These reclassifications had no effect on stockholders’ equity or net earnings.

Note 2 – Real Estate—Investment Portfolio:

Leases – NNN generally leases its Investment Properties to established tenants. As of December 31, 2008, 990 of the Investment Property leases have been classified as operating leases and 20 leases have been classified as direct financing leases. For the Investment Property leases classified as direct financing leases, the building portions of the property leases are accounted for as direct financing leases while the land portions of six of these leases are accounted for as operating leases. Substantially all leases have initial terms of 10 to 20 years (expiring between 2009 and 2029) and provide for minimum rentals. In addition, the leases generally provide for limited increases in rent as a result of fixed increases, increases in the consumer price index, and/or increases in the tenant’s sales volume. Generally, the tenant is also required to pay all property taxes and assessments, substantially maintain the interior and exterior of the building and carry property and liability insurance coverage. Certain of NNN’s Investment Properties are subject to leases under which NNN retains responsibility for certain costs and expenses of the property. As of December 31, 2008, the weighted average remaining lease term was approximately 13 years. Generally, the leases of the Investment Properties provide the tenant with one or more multi-year renewal options subject to generally the same terms and conditions as the initial lease.

Investment Portfolio – Accounted for Using the Operating Method – Real estate subject to operating leases consisted of the following as of December 31 (dollars in thousands):

	2008	2007

Land and improvements	$1,057,757	$938,804
Buildings and improvements	1,406,121	1,201,999
Leasehold interests	2,532	2,532

	2,466,410	2,143,335
Less accumulated depreciation and amortization	(146,296)	(111,087)

	2,320,114	2,032,248
Work in progress	40,785	25,556

	2,360,899	2,057,804
Less impairment	(3,005)	(1,958)

	$2,357,894	$2,055,846

Some leases provide for scheduled rent increases throughout the lease term. Such amounts are recognized on a straight-line basis over the terms of the leases. For the years ended December 31, 2008, 2007 and 2006, NNN recognized collectively in continuing and discontinued operations, $1,020,000, $2,672,000, and $3,160,000, respectively, of such income. At December 31, 2008 and 2007, the balance of accrued rental income, net of allowances of $4,144,000 and $3,077,000, respectively, was $23,972,000 and $24,652,000, respectively.

In connection with the development of 21 Investment Properties, NNN has agreed to fund construction commitments (including construction and land costs) of $97,690,000. As of December 31, 2008, NNN has funded $70,451,000 of this commitment, with $27,239,000 remaining to be funded.

The following is a schedule of future minimum lease payments to be received on noncancellable operating leases at December 31, 2008 (dollars in thousands):

2009	$214,251
2010	210,574
2011	206,562
2012	201,508
2013	193,143
Thereafter	1,880,833

$2,906,871

Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. In addition, this table does not include amounts for potential variable rent increases that are based on the Consumer Price Index (“CPI”) or future contingent rents which may be received on the leases based on a percentage of the tenant’s gross sales.

Investment Portfolio – Accounted for Using the Direct Financing Method – The following lists the components of net investment in direct financing leases at December 31 (dollars in thousands):

	2008	2007

Minimum lease payments to be received	$43,275	$54,967
Estimated unguaranteed residual values	11,755	13,622
Less unearned income	(23,790)	(31,092)

Net investment in direct financing leases	$31,240	$37,497

The following is a schedule of future minimum lease payments to be received on direct financing leases held for investment at December 31, 2008 (dollars in thousands):

2009	$4,339
2010	4,358
2011	4,343
2012	4,370
2013	4,319
Thereafter	21,546

$43,275

The above table does not include future minimum lease payments for renewal periods, potential variable CPI rent increases or contingent rental payments that may become due in future periods (See Real Estate – Accounted for Using the Operating Method).

Impairments – As a result of NNN’s review of long-lived assets including identifiable intangible assets, NNN recognized the following impairments for each of the years ended December 31 (dollars in thousands):

	2008	2007	2006

Continuing operations:
Real estate	$ -	$ 128	$-
Intangibles(1)	-	288	-

	-	416	-
Discontinued operations:
Real estate	1,730	710	693

	$ 1,730	$ 1,126	$693

(1) Included in Other Assets on the Consolidated Balance Sheets.

Note 3 – Real Estate – Inventory Portfolio:

As of December 31, 2008, the TRS owned 32 Inventory Properties: 24 completed inventory, one under construction and seven land parcels. As of December 31, 2007, the TRS owned 56 Inventory Properties: 41 completed inventory, nine under construction and six land parcels. The real estate Inventory Portfolio consisted of the following (dollars in thousands):

	2008	2007

Inventory:
Land	$25,901	$65,983
Building	59,480	140,970

	85,381	206,953

Construction projects:
Land	19,031	30,477
Work in process	1,469	12,025

	20,500	42,502
Less impairment	(4,775)	(844)

	$101,106	$248,611

In connection with the development of one Inventory Property by the TRS, NNN has agreed to fund construction commitments (including construction and land costs) of $4,814,000. As of December 31, 2008, NNN has funded $2,212,000 of this commitment, with $2,602,000 remaining to be funded.

The following table summarizes the number of Inventory Properties sold and the corresponding gain recognized on the disposition of Inventory Properties included in continuing and discontinued operations for the years ended December 31 (dollars in thousands):

	2008		2007		2006
	# of Properties	Gain	# of Properties	Gain	# of Properties	Gain

Continuing operations	1	$21	2	$332	6	$8,000
Noncontrolling interest		(10)		-		(3,609)

Total continuing operations		11		332		4,391

Discontinued operations	24	12,315	69	10,957	58	5,590
Intersegment eliminations		329		844		190
Noncontrolling interest		(3,297)		(1,120)		(505)

Total discontinued operations		9,347		10,681		5,275

	25	$9,358	71	$11,013	64	$9,666

Note 4 – Investments in Unconsolidated Affiliates:

Crow Holdings. In September 2007, NNN entered into a joint venture, NNN Retail Properties Fund I LLC (the “NNN Crow JV”), with an affiliate of Crow Holdings Realty Partners IV, L.P. NNN Crow JV owns real estate assets leased to convenience store operators from unrelated third parties. NNN owns a 15 percent equity interest in the joint venture which it accounts for under the equity method of accounting. Net income and losses of the joint venture are allocated to the members in accordance with their respective percentage interest. For the year ended December 31, 2008 and 2007, NNN recognized equity in earnings of $364,000 and $49,000, respectively, for NNN Crow JV. NNN manages the joint venture pursuant to a management agreement and earned certain fees of $531,000 and $21,000 for the years ended December 31, 2008 and 2007, respectively.

During the year ended December 31, 2007, in accordance with the terms of the joint venture agreement, NNN loaned $2,749,000 to NNN Crow JV at an interest rate of 7.75%. The loan balance was repaid in full in November 2007.

CNL Plaza. In May 2002, NNN purchased a 25 percent partnership interest in CNL Plaza Ltd. and CNL Plaza Venture Ltd. (collectively “Plaza”) for $750,000. The remaining partnership interests in Plaza were owned by affiliates of James M. Seneff, Jr. and Robert A. Bourne, each a former member of NNN’s Board of Directors. Plaza owned a 346,000 square foot office building and an interest in an adjacent parking garage. NNN had severally guaranteed 41.67 percent of a $14,000,000 unsecured promissory note on behalf of Plaza. In October 2006, NNN sold its equity investment in Plaza for $10,239,000 and recognized a gain of $11,373,000. In connection with the sale, NNN was released as guarantor of Plaza’s $14,000,000 unsecured promissory note.

During the year ended December 31, 2006, NNN received $1,042,000 in distributions from Plaza and recognized earnings from Plaza of $122,000. NNN did not receive any distributions or recognize earnings from Plaza during the years ended December 31, 2008 and 2007.

Since November 1999, NNN has leased its headquarters office space from Plaza. NNN’s lease expires in October 2014. In October 2006, NNN amended its lease with Plaza to reduce the square footage leased by NNN. During the years ended December 31, 2008, 2007 and 2006, NNN incurred rental expenses in connection with the lease of $981,000, $938,000 and $1,024,000, respectively. In May 2000, NNN subleased a portion of its office space to affiliates of James M. Seneff, Jr. In October 2006, NNN terminated these subleases in connection with NNN’s amendment. During the year ended December 31, 2006, NNN earned $337,000 in rental and accrued rental income from these affiliates.

The following is a schedule of NNN’s future minimum lease payments related to the office space leased from Plaza at December 31, 2008 (dollars in thousands):

2009	$865
2010	891
2011	917
2012	945
2013	973
Thereafter	831

$5,422

Since lease renewal periods are exercisable at the option of the tenant, the above table only presents future minimum lease payments due during the initial lease terms. NNN has the option to renew its lease with Plaza for three successive five-year periods subject to similar terms and conditions as the initial lease.

Note 5 – Mortgages, Notes and Accrued Interest Receivable:

Mortgages and notes receivable consisted of the following at December 31 (dollars in thousands):

	2008	2007

Mortgages and notes receivable	$55,495	$58,556
Structured finance investments	4,514	14,359
Accrued interest receivables	387	578
Unamortized premium	84	165

	60,480	73,658
Less loan origination fees, net	(8)	(100)
Less allowance	-	(396)

	$60,472	$73,162

Mortgages are secured by real estate, real estate securities or other assets. Structured finance investments are secured by the borrowers’ pledge of their respective membership interests in the entities which own the respective real estate.

Note 6 – Commercial Mortgage Residual Interests:

OAMI holds the commercial mortgage residual interests (“Residuals”) from seven securitizations. The following table summarizes the investment interests in each of the transactions:

	Investment Interest
Securitization	Company (1)	OAMI (2)	3rd Party

BYL 99-1	-	59.0%	41.0%

CCMH I, LLC	42.7%	57.3%	-

CCMH II, LLC	44.0%	56.0%	-

CCMH III, LLC	36.7%	63.3%	-

CCMH IV, LLC	38.3%	61.7%	-

CCMH V, LLC	38.4%	61.6%	-

CCMH VI, LLC	-	100.0%	-

(1) NNN owned these investment interests prior to its acquisition of the equity interest in OAMI. (2) NNN owns 78.9 percent of OAMI’s investment interest.

Each of the Residuals is recorded at fair value based upon an independent valuation. Unrealized gains and losses are reported as other comprehensive income in stockholders’ equity, and other than temporary losses as a result of a change in the timing or amount of estimated cash flows are recorded as an other than temporary valuation impairment. Due to changes in market conditions relating to residual assets, the independent valuation increased the discount rate from 17% to 25% during the third quarter in 2007. In 2006, as a result of the increase in historical prepayments the independent valuation changed the assumption in future prepayments.

The following table summarizes the recognition of unrealized gains and/or losses recorded as other comprehensive income as well as other than temporary valuation impairment as of December 31 (dollars in thousands):

	2008	2007	2006

Unrealized gains	$2,009	$-	$-
Unrealized losses	-	326	-
Other than temporary valuation impairment	758	638	8,779

The following table summarizes the key assumptions used in determining the value of these assets as of December 31:

	2008	2007

Discount rate	25%	25%
Average life equivalent CPR speeds range	31.7% to 39.4% CPR	33.0% to 45.7% CPR
Foreclosures:
Frequency curve default model	1.1% maximum rate	1.1% maximum rate
Loss severity of loans in foreclosure	10%	10%
Yield:
LIBOR	Forward 3 month curve	Forward 3-month curve
Prime	Forward curve	Forward curve

The following table shows the effects on the key assumptions affecting the fair value of the Residuals at December 31, 2008 (dollars in thousands).

Residuals

Carrying amount of retained interests	$22,000

Discount rate assumption:
Fair value at 27% discount rate	$21,585
Fair value at 30% discount rate	$20,987

Prepayment speed assumption:
Fair value of 1% increases above the CPR Index	$21,979
Fair value of 2% increases above the CPR Index	$21,959

Expected credit losses:
Fair value 2% adverse change	$21,994
Fair value 3% adverse change	$21,992

Yield Assumptions:
Fair value of Prime/LIBOR spread contracting 25 basis points	$22,253
Fair value of Prime/LIBOR spread contracting 50 basis points	$22,523

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on adverse variations in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation of a particular assumption on the fair value of the retained interest is calculated without changing any other assumptions; in reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities.

Note 7 – Line of Credit Payable:

In October 2007, NNN exercised the $100,000,000 accordion feature of its existing revolving credit facility (the “Credit Facility”) increasing the borrowing capacity to $400,000,000 from $300,000,000. Additionally, in October 2008, NNN exercised the option to extend the maturity date by twelve months from May 2009 to May 2010. The current terms of the Credit Facility provide for (i) a tiered interest rate structure of a maximum of 112.5 basis points above LIBOR (as a result of an upgrade in NNN’s debt rating in June 2008, NNN’s current interest rate is 65 basis points above LIBOR), (ii) requires NNN to pay a commitment fee based on a tiered rate structure to a maximum of 25 basis points per annum (based upon the debt rating of NNN, the current commitment fee is 20 basis points), (iii) provides for a competitive bid option for up to 50 percent of the facility amount and (iv) expires on May 8, 2010. The principal balance is due in full upon expiration.

As of December 31, 2008, $26,500,000 was outstanding and approximately $373,500,000 was available for future borrowings under the Credit Facility, excluding undrawn letters of credit totaling $1,265,000. The Credit Facility had a weighted average interest rate of 3.83% and 6.24% for the years ended December 31, 2008 and 2007, respectively.

In accordance with the terms of the Credit Facility, NNN is required to meet certain restrictive financial covenants which, among other things, require NNN to maintain certain (i) maximum leverage ratios, (ii) debt service coverage, (iii) cash flow coverage and (iv) investment and dividend limitations. At December 31, 2008, NNN was in compliance with those covenants.

The following table outlines interest expense as of December 31 (dollars in thousands):

	2008	2007	2006

Interest expense:
Capitalized as a cost of building construction	$2,014	$3,718	$2,278
Charged to operations	1,420	2,219	5,032

	$3,434	$5,937	$7,310

Note 8 – Mortgages Payable:

The following table outlines the mortgages payable included in NNN’s consolidated financial statements (dollars in thousands):

Entered	Balance	Interest Rate	Maturity (3)	Carrying Value of Encumbered Asset(s) (1)	Outstanding Principal Balance at December 31,
					2008	2007
June 1996 (2) (4)	$1,916	8.25%	December 2008	$-	$-	$263
December 1999	350	8.50%	December 2009	3,227	49	95
December 2001 (2)	623	9.00%	April 2014	900	315	358
December 2001 (2)	698	9.00%	April 2019	1,304	418	441
December 2001 (2)	485	9.00%	April 2019	1,274	214	226
June 2002	21,000	6.90%	July 2012	25,097	19,477	19,759
February 2004 (2)	6,952	6.90%	January 2017	12,006	5,036	5,487
March 2005 (2)	1,015	8.14%	September 2016	1,360	781	851

				$45,168	$26,290	$27,480

(1) Each loan is secured by a first mortgage lien on certain of NNN’s properties. The carrying values of the assets are as of December 31, 2008.

(2)  Date entered represents the date that NNN acquired real estate subject to a mortgage securing a loan. The corresponding original principal balance represents the outstanding principal balance at the time of acquisition.

(3)  Monthly payments include interest and principal, if any; the balance is due at maturity.

(4)  In December 2008, upon maturity, NNN repaid the outstanding principal balance and the property was released from the mortgage lien. This was a self-amortizing mortgage.

The following is a schedule of the annual maturities of NNN’s mortgages payable at December 31, 2008 (dollars in thousands):

2009	$1,001
2010	1,022
2011	1,098
2012	19,291
2013	863
Thereafter	3,015

$26,290

Note 9 – Note Payable – Secured:

NNN’s consolidated financial statements include the following note payable, resulting from the acquisition of OAMI (dollars in thousands):

	Outstanding Principal Balance at December 31,		Stated Rate	Maturity Date
	2008	2007
03-1 Note (1) (2)	$-	$12,000	10%	June 2008
(1) NNN repaid the outstanding principal amount in February 2008. (2) Secured by certain equity investments in commercial mortgage residual interests of NNN with a carrying value of $5,445.

Note 10 – Notes Payable – Convertible:

Each of NNN’s outstanding series of convertible notes are summarized in the table below (as adjusted) (dollars in thousands):

Terms	2026 Notes (1)(2)(4)		2028 Notes (2)(5)

Issue Date	September 2006		March 2008
Net Proceeds	$168,650		$228,576
Stated Interest Rate(6)	3.950%		5.125%
Debt Issuance Costs	$3,850	(3)	$5,459
Earliest Conversion Date	September 2025		June 2027
Earliest Put Option Date	September 2011		June 2013
Maturity Date	September 2026		June 2028

Original Principal	$172,500		$234,035
Repurchases	(25,000)		-

Outstanding principal balance at December 31, 2008	$147,500		$234,035

(1)  NNN repurchased $25,000 in November 2008 for a purchase price of $19,188, resulting in a gain of $4,961.

(2)  Debt issuance costs include underwriting discounts and commissions, legal and accounting fees, rating agency fees and printing expenses. These costs have been deferred and are being amortized over the period to the earliest put option date of the holders using the effective interest method.

(3)  Includes $349 of note costs which were written off in connection with the repurchase of $25,000 of the 2026 Notes, respectively.

(4)  The conversion rate per $1 principal amount was 41.2951 shares of NNN’s common stock, which is equivalent to a conversion price of $24.2159 per share of common stock.

(5)  The conversion rate per $1 principal amount was 39.3459 shares of NNN’s common stock, which is equivalent to a conversion price of approximately $25.42 per share of common stock.

(6)  With the adoption of FSP APB 14-1, and the required retrospective application, the effective interest rate for the 2026 Notes and the 2028 Notes are 5.840% and 7.192%, respectively.

Each series of convertible notes represents senior, unsecured obligations of NNN and are subordinated to all secured indebtedness of the Company. Each note is redeemable at the option of NNN, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the notes being redeemed plus accrued and unpaid interest thereon through but not including the redemption date and (ii) the make whole amount, if any, as defined in the applicable supplemental indenture relating to the notes.

Note 11 – Notes Payable:

Each of NNN’s outstanding series of non-convertible notes are summarized in the table below (dollars in thousands).

Notes	Issue Date	Principal	Discount(3)	Net Price	Stated Rate	Effective Rate(4)	Maturity Date
2010 (1)	September 2000	$20,000	$126	$19,874	8.500%	8.595%	September 2010
2012 (1)	June 2002	50,000	287	49,713	7.750%	7.833%	June 2012
2014 (1)(2)(5)	June 2004	150,000	440	149,560	6.250%	5.910%	June 2014
2015 (1)	November 2005	150,000	390	149,610	6.150%	6.185%	December 2015
2017 (6)	September 2007	250,000	877	249,123	6.875%	6.924%	October 2017
(1) The proceeds from the note issuance were used to pay down outstanding indebtedness of NNN’s Credit Facility.
(2) The proceeds from the note issuance were used to repay the obligation of the 2004 Notes.
(3) The note discounts are amortized to interest expense over the respective term of each debt obligation using the effective interest method.
(4) Includes the effects of the discount, treasury lock gain and swap gain (as applicable).

(5)  NNN entered into a forward starting interest rate swap agreement which fixed a swap rate of 4.61% on a notional amount of $94,000. Upon issuance of the 2014 Notes, NNN terminated the forward starting interest rate swap agreement resulting in a gain of $4,148. The gain has been deferred and is being amortized as an adjustment to interest expense over the term of the 2014 Notes using the effective interest method.

(6)  NNN entered into an interest rate hedge with a notional amount of $100,000. Upon issuance of the 2017 Notes, NNN terminated the interest rate hedge agreement resulting in a liability of $3,260, of which $3,228 was recorded to other comprehensive income. The liability has been deferred and is being amortized as an adjustment to interest expense over the term of the 2017 Notes using the effective interest method.

Each series of the notes represent senior, unsecured obligations of NNN and are subordinated to all secured indebtedness of NNN. Each of the notes are redeemable at the option of NNN, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the notes being redeemed plus accrued and unpaid interest thereon through the redemption date and (ii) the make-whole amount, if any, as defined in the applicable supplemental indenture relating to the notes.

In connection with the debt offerings, NNN incurred debt issuance costs totaling $5,459,000 consisting primarily of underwriting discounts and commissions, legal and accounting fees, rating agency fees and printing expenses. Debt issuance costs for all note issuances have been deferred and are being amortized over the term of the respective notes using the effective interest method.

In accordance with the terms of the indenture, pursuant to which NNN’s notes have been issued, NNN is required to meet certain restrictive financial covenants, which, among other things, require NNN to maintain (i) certain leverage ratios and (ii) certain interest coverage. At December 31, 2008, NNN was in compliance with those covenants.

Note 12 – Preferred Stock:

The following table outlines each issuance of NNN’s preferred stock (dollars in thousands):

Non-Voting Preferred Stock Issuance	Shares Outstanding At December 31, 2008	Liquidation Preference (per share)	Fixed Annual Cash Distribution (per share)

9% Series A	-	$25.00	$2.25000

7.375% Series C Redeemable Depositary Shares	3,680,000	25.00	1.84375

9% Non-Voting Series A Preferred Stock. In December 2001, NNN issued 1,999,974 shares of 9% Non-Voting Series A Preferred Stock (the “Series A Preferred Stock”). Holders of the Series A Preferred Stock were entitled to receive, when and as authorized by the board of directors, cumulative preferential cash distributions at a rate of nine percent of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.25 per share). The Series A Preferred Stock ranked senior to NNN’s common stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of NNN.

In January 2007, NNN redeemed all outstanding shares of Series A Preferred Stock at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions through the redemption date of $0.20625 per share.

7.375% Series C Cumulative Redeemable Preferred Stock. In October 2006, NNN filed a prospectus supplement to the prospectus contained in its February 2006 shelf registration statement and issued 3,200,000 depositary shares, each representing 1/100th of a share of 7.375% Series C Cumulative Redeemable Preferred Stock (“Series C Preferred Stock”), and received gross proceeds of $80,000,000. In addition, NNN issued an additional 480,000 depositary shares in connection with the underwriters’ over-allotment option and received gross proceeds of $12,000,000. In connection with this offering NNN incurred stock issuance costs of approximately $3,098,000, consisting primarily of underwriting commissions and fees, legal and accounting fees and printing expenses.

Holders of the depositary shares are entitled to receive, when and as authorized by the board of directors, cumulative preferential cash dividends at the rate of 7.375% of the $25.00 liquidation preference per depositary share per annum (equivalent to a fixed annual amount of $1.84375 per depositary share). The Series C Preferred Stock underlying the depositary shares ranks senior to NNN’s common stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of NNN. NNN may redeem the Series C Preferred Stock underlying the depositary shares on or after October 12, 2011, for cash, at a redemption price of $2,500.00 per share (or $25.00 per depositary share), plus all accumulated, accrued and unpaid dividends.

Note 13 – Common Stock:

In March 2007, NNN filed a prospectus supplement to the prospectus contained in its February 2006 shelf registration statement and issued 5,000,000 shares of common stock at a price of $24.70 per share and received net proceeds of $118,020,000. Subsequently, in April 2007, NNN issued an additional 750,000 shares of common stock in connection with the underwriters’ over-allotment option and received net proceeds of $17,730,000. In connection with this offering, NNN incurred stock issuance costs totaling approximately $6,217,000, consisting primarily of underwriters’ fees and commissions, legal and accounting fees and printing expenses.

In June 2007, NNN filed a registration statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) which permits the issuance by NNN of up to 5,900,000 shares of common stock pursuant to NNN’s 2007 Performance Incentive Plan.

In October 2007, NNN filed a prospectus supplement to the prospectus contained in its February 2006 shelf registration statement and issued 4,000,000 shares of common stock at a price of $25.94 per share and received net proceeds of $99,150,000. In connection with this offering, NNN incurred stock issuance costs totaling approximately $4,874,000, consisting primarily of underwriters’ fees and commissions, legal and accounting fees and printing expenses.

In October 2008, NNN filed a prospectus supplement to the prospectus contained in its February 2006 shelf registration statement and issued 3,450,000 shares (including 450,000 shares in connection with the underwriters’ over allotment) of common stock at a price of $23.05 per share and received net proceeds of $75,958,000. In connection with this offering, NNN incurred stock issuance costs totaling approximately $3,565,000, consisting primarily of underwriters’ fees and commissions, and legal and accounting fees and printing expenses.

Dividend Reinvestment and Stock Purchase Plan. In February 2006, NNN filed a shelf registration statement with the Securities and Exchange Commission for its Dividend Reinvestment and Stock Purchase Plan (“DRIP”) which permits the issuance by NNN of 12,191,394 shares of common stock. The following outlines the common stock issuances pursuant to the DRIP for the years ended December 31 (dollars in thousands):

	2008	2007

Shares of common stock	2,146,640	2,645,257
Net proceeds	$47,372	$62,980

Note 14 – Employee Benefit Plan:

Effective January 1, 1998, NNN adopted a defined contribution retirement plan (the “Retirement Plan”) covering substantially all of the employees of NNN. The Retirement Plan permits participants to defer up to a maximum of 60 percent of their compensation, as defined in the Retirement Plan, subject to limits established by the Internal Revenue Code. NNN matches 60 percent of the participants’ contributions up to a maximum of eight percent of a participant’s annual compensation. NNN’s contributions to the Retirement Plan for the years ended December 31, 2008, 2007 and 2006 totaled $385,000, $428,000, and $248,000, respectively.

Note 15 – Dividends:

The following presents the characterization for tax purposes of common stock dividends paid to stockholders for the years ended December 31:

	2008	2007	2006

Ordinary dividends	$1.480000	$1.397402	$1.150780
Qualified dividends	-	0.000414	-
Capital gain	-	0.002184	0.150261
Unrecaptured Section 1250 Gain	-	-	0.018959

	$1.480000	$1.400000	$1.320000

The following presents the characterization for tax purposes of preferred stock dividends per share paid to stockholders for the year ended December 31:

	Total	Ordinary Dividends	Qualified Dividend	Capital Gain	Unrecaptured Section 1250 Gain
2008:
Series C	$1.843750	$1.843750	$-	$-	$-

2007:
Series A (1)	0.206250	0.205867	0.000061	0.000322	-
Series C	1.843750	1.840328	0.000546	0.002876	-

2006:
Series A	2.250000	1.961557	-	0.256127	0.032316
Series B Convertible (1)	41.875000	36.506800	-	4.766800	0.601400
Series C (2)	0.250955	0.218784	-	0.028567	0.003604
(1) Shares of Series A and Series B preferred are no longer outstanding.
(2) Issued in October 2006.

Note 16 – Restructuring Costs:

During the year ended December 31, 2006, NNN recorded restructuring costs of $1,580,000, which included severance costs and accelerated vesting of restricted stock in connection with a workforce reduction in April 2006.

Note 17 – Income Taxes:

In June 2006, the FASB issued FIN 48, which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

NNN is subject to the provisions of FIN 48 as of January 1, 2007, and has analyzed its various federal and state filing positions. NNN believes that its income tax filing positions and deductions are well documented and supported. Additionally, NNN believes that its accruals for tax liabilities are adequate. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to FIN 48. In addition, NNN did not record a cumulative effect adjustment related to the adoption of FIN 48.

NNN has had no increases or decreases in unrecognized tax benefits for current or prior years since the date of adoption. Further, no interest or penalties have been included since no reserves were recorded and no significant increases or decreases are expected to occur within the next 12 months. When applicable, such interest and penalties will be recorded in non-operating expenses. The periods that remain open under federal statute are 2005 through 2008. NNN also files in many states with varying open years under statute.

For income tax purposes, NNN has taxable REIT subsidiaries in which certain real estate activities are conducted. Additionally, in May 2005, NNN acquired a 78.9 percent equity interest in OAMI, and has consolidated OAMI in its financial statements. OAMI, upon making its REIT election, has remaining tax liabilities relating to the built-in gain of its assets.

NNN treats some depreciation expense and certain other items differently for tax than for financial reporting purposes. The principal differences between NNN’s effective tax rates for the years ended December 31, 2008, 2007 and 2006, and the statutory rates relate to state taxes and nondeductible expenses such as meals and entertainment expenses.

The components of the net income tax asset (liability) consist of the following at December 31 (dollars in thousands):

	2008	2007
Temporary differences:
Built-in gain	$(5,195)	$(6,768)
Depreciation	(723)	(632)
Other	(332)	(314)
Reserves	1,894	393
Excess interest expense carryforward	5,721	5,676
Net operating loss carryforward	2,717	134

Net deferred income tax asset (liability)	$4,082	$(1,511)
Current income tax asset (payable)	982	(160)

Income tax asset (liability)	$5,064	$(1,671)

In assessing the ability to realize a deferred tax asset, management considers whether it is more likely than not that some portion or the entire deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The net operating loss carryforwards were generated by NNN’s taxable REIT subsidiaries. The net operating loss carryforwards expire in 2027. Based upon the level of historical taxable income, projections for future taxable income, and tax strategies available to NNN over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that NNN will realize all of the benefits of these deductible differences that existed as of December 31, 2008.

The income tax (expense) benefit consists of the following components for the years ended December 31 (as adjusted) (dollars in thousands):

	2008	2007	2006

Net earnings before income taxes	$113,859	$151,338	$175,578
Provision for income tax benefit (expense):
Current:
Federal	(1,936)	(1,120)	(1,805)
State and local	(364)	(209)	(339)
Deferred:
Federal	4,539	3,570	6,493
State and local	1,055	1,020	1,873

Total benefit for income taxes	3,294	3,261	6,222

Net earnings available to the Company’s stockholders	$117,153	$154,599	$181,800

Note 18 – Earnings from Discontinued Operations:

Real Estate – Investment Portfolio – In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” NNN has classified the revenues and expenses related to (i) all Investment Properties that were sold and expired leasehold interests, and (ii) any Investment Property that was held for sale as of December 31, 2008, as discontinued operations. The following is a summary of the earnings from discontinued operations from the Investment Portfolio for each of the years ended December 31 (as adjusted) (dollars in thousands):

	2008	2007	2006
Revenues:
Rental income from operating leases	$3,232	$10,026	$24,844
Earned income from direct financing leases	100	2,695	5,991
Percentage rent	25	147	215
Real estate expense reimbursement from tenants	119	391	1,158
Interest and other income from real estate transactions	1,528	866	334

	5,004	14,125	32,542

Operating expenses:
General and administrative	(77)	(45)	98
Real estate	52	504	3,076
Depreciation and amortization	515	1,147	2,887
Impairments – real estate	1,730	710	693

	2,220	2,316	6,754

Other expenses (revenues):
Interest and other income	(3)	(5)	(11)
Interest expense	-	-	1,816

	(3)	(5)	1,805

Earnings before gain on disposition of real estate and loss on extinguishment of mortgage payable	2,787	11,814	23,983

Gain on disposition of real estate	9,980	56,625	91,332
Loss on extinguishment of mortgage payable	-	-	(167)

Earnings from discontinued operations	$12,767	$68,439	$115,148

Real Estate – Inventory Portfolio – NNN has classified the revenues and expenses related to (i) its Inventory Properties, which generated rental revenues prior to disposition, and (ii) the Inventory Properties which had generated rental revenues and were held for sale as of December 31, 2008, as discontinued operations. The following is a summary of the earnings from discontinued operations from the Inventory Portfolio for each of the years ended December 31 (as adjusted) (dollars in thousands):

	2008	2007	2006

Revenues:
Rental income from operating leases	$10,626	$8,616	$9,235
Percentage rent	139	-	-
Real estate expense reimbursement from tenants	877	1,008	311
Interest and other from real estate transactions	916	224	336

	12,558	9,848	9,882

Disposition of real estate:
Gross proceeds	151,713	164,338	80,856
Costs	(139,069)	(152,537)	(75,076)

Gain	12,644	11,801	5,780

Operating expenses:
General and administrative	35	78	57
Real estate	1,523	1,509	394
Depreciation and amortization	226	68	8
Impairments – real estate	3,930	844	-

	5,714	2,499	459

Other expenses (revenues):
Interest and other income	(8)	(5)	1
Interest expense	5,291	3,928	1,049

	5,283	3,923	1,050

Earnings before income tax expense	14,205	15,227	14,153

Income tax expense	(4,207)	(5,275)	(5,009)

Earnings from discontinued operations including noncontrolling interests	9,998	9,952	9,144

Earnings attributable to noncontrolling interests	(3,122)	(1,331)	(958)

Earnings from discontinued operations available to the Company’s stockholders	$6,876	$8,621	$8,186

Note 19 – Derivatives:

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted (“SFAS 133”), establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by SFAS 133, NNN records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

NNN’s objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, NNN primarily uses treasury locks and interest rate swaps as part of its cash flow hedging strategy.

Treasury locks designated as cash flow hedges lock in the yield or price of a treasury security. Treasury locks are cash settled either as a cash inflow or outflow, depending on movements in interest rates. Interest rate swaps designated as cash flow hedges involve the receipt of variable rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. To date, such derivatives have been used to hedge the variable cash flows associated with floating rate debt and forecasted interest payments of a forecasted issuance of debt.

For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings.

NNN may discontinue hedge accounting prospectively when it is determined that the derivative is no longer highly effective in offsetting changes in the cash flows of the hedged item, the derivative expires or is sold, terminated, or exercised, the derivative is re-designated as a hedging instrument or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

When hedge accounting is discontinued, NNN continues to carry the derivative at its fair value on the balance sheet, and recognizes any changes in its fair value in earnings or may choose to cash settle the derivative at that time.

In February 2008, NNN terminated its interest rate hedge with a notional amount of $100,000,000 that was hedging the risk of changes in forecasted interest payments on a forecasted issuance of long-term debt. The fair value of the interest rate hedge when terminated was a liability of $804,000, which NNN recorded as a loss on interest rate hedge.

In September 2007, NNN terminated two interest rate hedges with a combined notional amount of $100,000,000 that were hedging the risk of changes in forecasted interest payments on a forecasted issuance of long-term debt. The fair value of the interest rate hedges when terminated was a liability of $3,260,000, of which $3,228,000 was deferred in other comprehensive income.

In June 2004, NNN terminated its forward-starting interest rate swaps with a notional amount of $94,000,000 that was hedging the risk of changes in forecasted interest payments on a forecasted issuance of long-term debt. The fair value of the interest rate swaps when terminated was an asset of $4,148,000, which was deferred in other comprehensive income.

As of December 31, 2008, $391,000 remains in other comprehensive income related to the fair value of the interest rate hedges. During the year ended December 31, 2008 and 2007, NNN reclassified $162,000 and $309,000, respectively, out of other comprehensive income as a reduction to interest expense. During 2009, NNN estimates that an additional $159,000 will be reclassified to interest expense. Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on NNN’s long-term debt.

Additionally, NNN does not use derivatives for trading or speculative purposes or currently have any derivatives that are not designated as hedges. NNN had no derivative financial instruments outstanding at December 31, 2008.

Note 20 – Performance Incentive Plan:

In June 2007, NNN filed a registration statement on Form S-8 with the Securities and Exchange Commission which permits the issuance of up to 5,900,000 shares of common stock pursuant to NNN’s 2007 Performance Incentive Plan (the “2007 Plan”). The 2007 Plan replaces NNN’s previous Performance Incentive Plan. The 2007 Plan allows NNN to award or grant to key employees, directors and persons performing consulting or advisory services for NNN or its affiliates, stock options, stock awards, stock appreciation rights, Phantom Stock Awards, Performance Awards and Leveraged Stock Purchase Awards, each as defined in the 2007 Plan. The following summarizes NNN’s stock-based compensation activity for each of the years ended December 31:

	Number of Shares
	2008	2007	2006

Outstanding, January 1	118,804	236,371	461,175
Options granted	-	-	-
Options exercised	(28,000)	(82,767)	(224,804)
Options surrendered	(13,800)	(34,800)	-

Outstanding, December 31	77,004	118,804	236,371

Exercisable, December 31	77,004	118,804	236,371

The following represents the weighted average option exercise price information for each of the years ended December 31:

	2008	2007	2006

Outstanding, January 1	$13.64	$14.92	$15.66
Granted during the year	-	-	-
Exercised during the year	11.17	16.12	16.43
Outstanding, December 31	14.00	13.64	14.92
Exercisable, December 31	14.00	13.64	14.92

The following summarizes the outstanding options and the exercisable options at December 31, 2008:

	Option Price Range
	$10.1875 to $13.2000	$14.5700 to $15.3200	Total

Outstanding options:
Number of shares	24,600	52,404	77,004
Weighted-average exercise price	$11.48	$15.18	$14.00
Weighted-average remaining contractual life in years	2.12	3.57	3.11

Exercisable options:
Number of shares	24,600	52,404	77,004
Weighted-average exercise price	$11.48	$15.18	$14.00

One-third of the option grant to each individual becomes exercisable at the end of each of the first three years of service following the date of the grant and the options’ maximum term is 10 years. At December 31, 2008, the intrinsic value of options outstanding was $254,000. All options outstanding at December 31, 2008, were exercisable. During the years ended December 31, 2008, 2007 and 2006, NNN received proceeds totaling $313,000, $1,334,000 and $3,694,000, respectively, in connection with the exercise of options. NNN issued new common stock to satisfy share option exercises. The total intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006, was $327,000, $664,000 and $1,300,000, respectively.

Pursuant to the 2007 Plan, NNN has granted and issued shares of restricted stock to certain officers, directors and key associates of NNN. The following summarizes the activity for the year ended December 31, 2008, of such grants.

	Number of Shares	Weighted Average Share Price
Non-vested restricted shares, January 1	386,761	$19.51
Restricted shares granted	225,117	16.83
Restricted shares vested	(100,518)	20.25
Restricted shares forfeited	(2,520)	23.17

Non-vested restricted shares, December 31	508,840	18.24

In May 2006, NNN accelerated the vesting and immediately vested 33,661 shares of restricted stock held by certain officers and resulted in the recognition of $557,000 of additional compensation expense for the year ended December 31, 2006. These shares would have otherwise vested through January 2009.

During the years ended December 31, 2008 and 2007, NNN cancelled 2,520 and 8,600 forfeited shares, respectively, of restricted stock. No restricted stock was forfeited in 2006.

Compensation expense for the restricted stock which is not tied to performance goals is determined based upon the fair value at the date of grant, assuming a 1.3% forfeiture rate, and is recognized as the greater of the amount amortized over a straight lined basis or the amount vested over the vesting periods. Vesting periods for officers and key associates of NNN range from four to seven years and generally vest yearly on a straight line basis. Vesting periods for directors are over a two year period and vest yearly on a straight line basis.

During the year ended December 31, 2007, NNN granted 79,000 performance based shares with a weighted average grant price of $12.94 to certain executive officers of NNN. The compensation expense for the grant is based upon the fair value of the grant calculated by a third party using a lattice model with the following assumptions: (i) risk free interest rate of 4.8%, (ii) a dividend rate of 5.3%, (iii) a term of five years, and (iv) volatility of 17.5%. Volatility is based upon the historical volatility of NNN’s stock and other factors. The term is assumed to be the vesting date for each tranche. The vesting of these shares is contingent upon achievement of certain performance goals by January 1, 2012.

During the year ended December 31, 2008, NNN granted 81,330 performance based shares with a weighted average grant price of $8.00 to certain executive officers of NNN. The compensation expense for the grant is based upon fair market value of the grant calculated by a third party using a lattice model with the following assumptions: (i) risk free rate of 3.48%, (ii) a dividend rate of 6.5%, (iii) a term of five years, and (iv) a volatility of 19.89%. Volatility is based upon the historical volatility of NNN’s stock and other factors. The vesting of these shares is contingent upon the achievement of certain performance goals by January 1, 2013.

The following summarizes other grants made during the year ended December 31, 2008, pursuant to the 2007 Plan.

	Shares	Weighted Average Share Price

Other share grants under the 2007 Plan:
Directors’ fees	12,766	$20.53
Deferred Directors’ fees	26,846	19.71
Non-restricted grant	400	21.63

	40,012	19.99

Shares available under the 2007 Plan for grant, end of period	5,560,706

The total compensation cost for share-based payments for the years ended December 31, 2008, 2007 and 2006, totaled $3,341,000, $2,583,000 and $3,766,000, respectively, of such compensation expense. At December 31, 2008, NNN had $6,302,000 of unrecognized compensation cost related to non-vested share-based compensation arrangements under the 2007 Plan. This cost is expected to be recognized over a weighted average period of three years.

Note 21 – Fair Value of Financial Instruments:

NNN believes the carrying value of its Credit Facility approximates fair value based upon its nature, terms and variable interest rate. NNN believes that the carrying value of its cash and cash equivalents, mortgages, notes and accrued interest receivable, receivables, mortgages payable, note payable – secured, accrued interest payable and other liabilities at December 31, 2008 and 2007, approximate fair value based upon current market prices of similar issues. At December 31, 2008 and 2007, the fair value of NNN’s notes payable and convertible notes, collectively, was $709,944,000 and $906,434,000, respectively, based upon the quoted market price.

Note 22 – Related Party Transactions:

See Note 4.

Note 23 – Quarterly Financial Data (unaudited):

The following table outlines NNN’s quarterly financial data (as adjusted) (dollars in thousands, except per share data):

2008	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Revenues as originally reported	$55,200	$57,026	$58,573	$57,097
Reclassified to discontinued operations	(1,190)	(681)	7	-

Adjusted revenue	$54,010	$56,345	$58,580	$57,097

Net earnings available to the Company’s stockholders	$32,239	$29,266	$28,766	$26,882

Net earnings per share (1):
Basic	$0.42	$0.38	$0.37	$0.32
Diluted	0.42	0.38	0.37	0.32

2007

Revenues as originally reported	$42,713	$46,421	$47,783	$51,063
Reclassified to discontinued operations	(4,220)	(2,304)	(1,562)	-

Adjusted revenue	$38,493	$44,117	$46,221	$51,063

Net earnings available to the Company’s stockholders	$26,096	$48,029	$46,757	$33,717

Net earnings per share (1):
Basic	$0.40	$0.70	$0.67	$0.45
Diluted	0.40	0.70	0.67	0.45

(1) Calculated independently for each period and consequently, the sum of the quarters may differ from the annual amount.

Note 24 – Segment Information:

NNN has identified two primary financial segments: (i) Investment Assets, and (ii) Inventory Assets. The following tables represent the segment data and reconciliation to NNN’s consolidated totals for the years ended December 31, 2008, 2007 and 2006 (as adjusted) (dollars in thousands):

	Investment Assets	Inventory Assets	Eliminations (Intercompany)	Consolidated Totals
2008
External revenues	$218,211	$176	$-	$218,387
Intersegment revenues	12,727	606	(13,333)	-
Interest revenue	6,728	28	-	6,756
Interest revenue on Residuals	4,636	-	-	4,636
Gain on the disposition of real estate, Inventory Portfolio	-	21	-	21
Interest expense	69,762	7,443	(13,241)	63,964
Depreciation and amortization	44,564	42	-	44,606
Operating expenses	25,715	9,573	-	35,288
Impairments – real estate	758	-	-	758
Equity in earnings of unconsolidated affiliate	(2,203)	-	2,567	364
Loss on interest rate hedge	(804)	-	-	(804)
Gain on extinguishment of debt	4,961	-	-	4,961
Income tax benefit	1,579	5,922	-	7,501

Earnings (loss) from continuing operations	105,036	(10,305)	2,475	97,206
Earnings from discontinued operations, net of income tax expense	12,767	9,670	328	22,765

Earnings (loss) including noncontrolling interests	117,803	(635)	2,803	119,971
Loss (earnings) attributable to noncontrolling interests from continuing operations	(650)	954	-	304
Earnings attributable to noncontrolling interests from discontinued operations	-	(3,122)	-	(3,122)

Net earnings available to the Company’s stockholders	$117,153	$(2,803)	$2,803	$117,153

Assets	$2,650,040	$128,916	$(129,485)	$2,649,471

Additions to long-lived assets:
Real estate	$352,618	$33,745	$-	$386,363

	Investment Assets	Inventory Assets	Eliminations (Intercompany)	Consolidated Totals
2007
External revenues	$170,972	$326	$-	$171,298
Intersegment revenues	15,851	-	(15,851)	-
Interest revenue	8,425	40	-	8,465
Interest revenue Residuals	4,882	-	-	4,882
Gain on the disposition of real estate, Inventory Portfolio	-	332	-	332
Interest expense	58,193	8,502	(14,849)	51,846
Depreciation and amortization	31,603	109	-	31,712
Operating expenses	23,899	7,701	(1)	31,599
Impairments – real estate	(927)	(127)	-	(1,054)
Equity in earnings of unconsolidated affiliates	(1,334)	-	1,383	49
Income tax benefit	2,675	5,861	-	8,536

Earnings (loss) from continuing operations	86,849	(9,880)	382	77,351
Earnings from discontinued operations, net of income tax expense	68,439	9,108	844	78,391

Earnings (loss) including noncontrolling interests	155,288	(772)	1,226	155,742
Loss (earnings) attributable to noncontrolling interests from continuing operations	(689)	877	-	188
Earnings attributable to noncontrolling interests from discontinued operations	-	(1,331)	-	(1,331)

Net earnings available to the Company’s stockholders	$154,599	$(1,226)	$1,226	$154,599

Assets	$2,519,428	$263,369	$(243,124)	$2,539,673

Additions to long-lived assets:
Real estate	$677,101	$165,160	$-	$842,261

	Investment Assets	Inventory Assets	Eliminations (Intercompany)	Consolidated Totals
2006
External revenues	$123,316	$440	$-	$123,756
Intersegment revenues	16,379	-	(16,379)	-
Interest revenue	7,357	62	-	7,419
Interest revenue on Residuals	7,268	-	-	7,268
Gain on the disposition of real estate, Inventory Portfolio	-	8,000	-	8,000
Interest expense	49,524	12,352	(15,281)	46,595
Depreciation and amortization	21,553	58	-	21,611
Operating expenses	21,873	10,183	(2)	32,054
Impairments – real estate	8,779	-	-	8,779
Equity in earnings of unconsolidated affiliates	(2,677)	-	2,799	122
Gain on disposition of equity investment	11,335	38	-	11,373
Income tax benefit	5,050	6,181	-	11,231

Earnings (loss) from continuing operations	66,299	(7,872)	1,703	60,130
Earnings from discontinued operations, net of income tax expense	115,148	8,953	191	124,292

Earnings including noncontrolling interests	181,447	1,081	1,894	184,422
Loss (earnings) attributable to noncontrolling interests from continuing operations	353	(2,017)	-	(1,664)
Earnings attributable to noncontrolling interests from discontinued operations	-	(958)	-	(958)

Net earnings available to the Company’s stockholders	$181,800	$(1,894)	$1,894	$181,800

Assets	$1,910,021	$242,466	$(234,971)	$1,917,516

Additions to long-lived assets:
Real estate	$352,549	$195,956	$-	$548,505

Note 25 – Fair Value Measurements:

On January 1, 2008, the Company adopted the provisions of FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) relating to financial assets and liabilities. SFAS 157 specifies a hierarchy of valuation inputs which was established to increase consistency, clarity and comparability in fair value measurements and related disclosures. The standard describes a fair value hierarchy based upon three levels of inputs that may be used to measure fair value, two of which are considered observable and one that is considered unobservable. The following describes the three levels:

•	Level 1 – Valuation is based upon quoted prices in active markets for identical assets or liabilities.

•

Level 2 – Valuation is based upon inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•

Level 3 – Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include option pricing models, discounted cash flow models and similar techniques.

NNN currently values its Residuals based upon an independent valuation which provides a discounted cash flow analysis based upon prepayment speeds, expected loan losses and yield curves. These valuation inputs are generally considered unobservable; therefore, the Residuals are considered Level 3 financial assets. The table below presents a reconciliation of the Residuals during the year ended December 31, 2008 (dollars in thousands):

Balance at beginning of period	$24,340
Total gains (losses) – realized/unrealized:
Included in earnings	(758)
Included in other comprehensive income	2,009
Interest income on Residuals	4,636
Cash received from Residuals	(8,227)
Purchases, sales, issuances and settlements, net	-
Transfers in and/or out of Level 3	-

Balance at end of period	$22,000

Changes in gains (losses) included in earnings attributable to a change in unrealized gains (losses) relating to assets still held at the end of period	$581

Note 26 – Major Tenants:

As of December 31, 2008, NNN did not have any tenant that accounted for ten percent or more of its rental and earned income.

Note 27 – Commitments and Contingencies:

As of December 31, 2008, NNN had letters of credit totaling $1,265,000 outstanding under its Credit Facility.

In the ordinary course of its business, NNN is a party to various other legal actions which management believes is routine in nature and incidental to the operation of the business of NNN. Management believes that the outcome of the proceedings will not have a material adverse effect upon its operations, financial condition or liquidity.